Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of October 17, 2017

between

SANTANDER BANK, N.A.,

as Lender,

JANEL GROUP, INC.,

PCL TRANSPORT, LLC,

JANEL ALPHA GP, LLC,

W.J. BYRNES & CO., INC.,

LIBERTY INTERNATIONAL, INC.,
THE JANEL GROUP OF GEORGIA, INC.

Jointly and Severally, Individually and Collectively,

as Borrower,

and

JANEL CORPORATION,

as a Loan Party Obligor

1.	LOANS AND LETTERS OF CREDIT.	1

1.1	Amount of Loans / Letters of Credit	1

1.2	Reserves	1

1.3	Protective Advances	1

1.4	Notice of Borrowing; Manner of Revolving Loan Borrowing	1

1.5	Other Provisions Applicable to Letters of Credit	2

1.6	Conditions of Making the Loans and Issuing Letters of Credit	2

1.7	Repayments.	3

1.8	Prepayments / Voluntary Termination	3

1.9	Obligations Unconditional	3

1.10	Reversal of Payments	4

1.11	Administrative Borrower	4

2.	INTEREST AND FEES; LOAN ACCOUNT	5

2.1	Interest	5

2.2	Fees	5

2.3	Payment of Interest	5

2.4	Computation of Interest and Fees	5

2.5	Loan Account; Monthly Accountings	5

2.6	LIBOR Option	5

2.7	Capital Requirements	7

2.8	Further Obligations; Maximum Lawful Rate	7

3.	SECURITY INTEREST GRANT / POSSESSORY COLLATERAL / FURTHER ASSURANCES.	7

3.1	Grant of Security Interest	7

3.2	Possessory Collateral	8

3.3	Further Assurances	8

3.4	UCC Financing Statements	8

4.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS, APPLICATIONS OF PAYMENTS, INSPECTION RIGHTS, AND APPRAISALS.	8

4.1	Lock Boxes and Blocked Accounts	8

4.2	Application of Payments	9

4.3	Notification; Verification	9

4.4	Power of Attorney	10

4.5	Disputes	11

4.6	Invoices	11

4.7	Access to Collateral, Books and Records	11

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.	11

5.1	Existence and Authority	11

5.2	Names; Trade Names and Styles	12

5.3	Title to Collateral; Third Party Locations; Permitted Liens	12

5.4	Accounts and Chattel Paper	12

5.5	Electronic Chattel Paper	12

5.6	Capitalization; Investment Property	12

5.7	Commercial Tort Claims	14

5.8	State of Organization; Location of Collateral	14

5.9	Financial Statements and Reports; Solvency	14

5.10	Tax Returns and Payments; Pension Contributions	15

5.11	Compliance with Laws; Intellectual Property; Licenses	15

5.12	Litigation	16

5.13	Use of Proceeds	16

5.14	Insurance.	16

5.15	Financial, Collateral and Other Reporting / Notices	17

5.16	Litigation Cooperation	18

5.17	Maintenance of Collateral, Etc.	19

5.18	Material Contracts	19

5.19	No Default	19

5.20	No Material Adverse Change	19

5.21	Full Disclosure	19

5.22	Sensitive Payments	19

5.23	Parent	20

5.24	Patriot Act	20

5.25	OFAC	20

5.26	Government Regulation	20

5.27	Negative Covenants	20

5.28	Financial Covenant	21

6.	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY	22

6.1	Release	22

6.2	Limitation of Liability	22

6.3	Indemnity	22

7.	EVENTS OF DEFAULT AND REMEDIES	22

7.1	Events of Default	22

7.2	Remedies with Respect to Lending Commitments/Acceleration/Etc.	24

7.3	Remedies with Respect to Collateral	24

8.	LOAN GUARANTY	28

8.1	Guaranty	28

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8.2	Guaranty of Payment	28

8.3	No Discharge or Diminishment of Loan Guaranty	28

8.4	Defenses Waived	29

8.5	Rights of Subrogation	29

8.6	Reinstatement; Stay of Acceleration	29

8.7	Information	29

8.8	Termination	29

8.9	Maximum Liability	30

8.10	Contribution	30

8.11	Liability Cumulative	30

8.12	Subordination	30

9.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES	31

10.	GENERAL PROVISIONS	33

10.1	Notices	33

10.2	Severability	34

10.3	Integration	34

10.4	Waivers	34

10.5	Amendment	35

10.6	Time of Essence	35

10.7	Expenses, Fee and Costs Reimbursement	35

10.8	Benefit of Agreement; Assignability	35

10.9	Recordation of Assignment	35

10.10	Participations	36

10.11	Headings; Construction	36

10.12	USA PATRIOT Act Notification	36

10.13	Confidentiality and Publicity	37

10.14	Counterparts; Fax/Email Signatures	37

10.15	GOVERNING LAW	38

10.16	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	38

Disclosure Schedule
Schedule A	Description of Certain Terms
Schedule B	Definitions
Schedule C	Post-Closing Obligations
Schedule D	Fees
Schedule E	Reporting
Schedule F	Financial Covenant
Schedule G	Additional Conditions Precedent
Exhibit A	Form of Notice of Borrowing
Exhibit B	LIBOR Notice
Exhibit C	Closing Checklist
Exhibit D	Authorized Accounts Form
Exhibit E	Form of Account Debtor Notification
Exhibit F	Form of Compliance Certificate

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Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of October 17, 2017, among (1) SANTANDER BANK, N.A., a national banking association (“Lender”), (2) JANEL GROUP, INC., a New York corporation (“Janel”), PCL TRANSPORT, LLC, a New Jersey limited liability company (“PCL”), JANEL ALPHA GP, LLC, a Delaware limited liability company (“Alpha”), W.J. BYRNES & CO., INC., a California corporation (“Byrnes”), LIBERTY INTERNATIONAL, INC., a Rhode Island corporation (“Liberty”), THE JANEL GROUP OF GEORGIA, INC., a Georgia corporation (“Georgia”, and together with Janel, PCL, Alpha, Byrnes, and Liberty, individually and collectively, and jointly and severally referred to herein as “Borrower”), and (3) JANEL CORPORATION, a Nevada corporation (“Parent”), as a Loan Party Obligor (as defined herein). The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

1.	LOANS AND LETTERS OF CREDIT.

1.1           Amount of Loans / Letters of Credit. Revolving Loans and Letters of Credit. Subject to the terms and conditions contained in this Agreement, including Sections 1.3 and 1.6, Lender will, from time to time prior to the Maturity Date, at Borrower’s request, (i) make revolving loans to Borrower (“Revolving Loan”), and (ii) make letters of credit (“Letters of Credit”) available to Borrower; provided, that after giving effect to each such Revolving Loan and each such Letter of Credit, (A) the outstanding balance of all Revolving Loans and the Letter of Credit Balance will not exceed the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base, and (B) none of the other Loan Limits for Revolving Loans will be exceeded. The Revolving Loans made by Lender shall be evidenced by a Revolving Credit Note, duly executed on behalf of the Borrower, dated the Closing Date, payable to Lender in an aggregate principal amount equal to the Maximum Revolving Facility Amount.

1.2           Reserves. Lender may, with prior written notice to Borrower, from time to time establish and revise reserves against the Borrowing Base in such amounts and of such types as Lender deems appropriate in its Permitted Discretion (“Reserves”). In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Lender to make advances to pay such liability or otherwise obligate Lender with respect thereto. So long as no Event of Default exists, Lender shall not establish a Reserve for outstandings for credit cards issued by the Lender to any Loan Party.

1.3           Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 1.1 and/or Section 1.6 or otherwise are not satisfied, Lender hereby is authorized by Borrower, from time to time, in Lender’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, that Lender in its sole discretion deems necessary or desirable (1) to preserve or protect the Collateral or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (the Revolving Loans described in this Section 1.3 shall be referred to as “Protective Advances”). Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender may direct the proceeds of any Protective Advance to Borrower or to such other Person as Lender determines in its sole discretion. All Protective Advances shall be payable immediately upon demand.

1.4           Notice of Borrowing; Manner of Revolving Loan Borrowing. Borrower shall request each Revolving Loan by submitting such request in writing or via an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit A hereto) (each such request a “Notice of Borrowing”) and executed by Administrative Borrower (as defined in Section 1.11). Subject to the terms and conditions of this Agreement, including Sections 1.1 and 1.6, Lender shall, except as provided in Section 1.3, deliver the amount of the Revolving Loan requested in the Notice of Borrowing for credit to the operating account of the Administrative Borrower which is maintained with the Lender: (i) with respect to a request for a Base Rate Loan, (x) on the same day if the Notice of Borrowing is received by Lender on or before 2:00 p.m. Eastern Time on a Business Day, (y) on the immediately following Business Day if the Notice of Borrowing is received by Lender after 2:00 p.m. Eastern Time on a Business Day or (z) if such notice is received by Lender on any day that is not a Business Day; and (ii) with respect to a LIBOR Rate Loan, on or before 2:00 p.m. Eastern Time on the date specified in the applicable LIBOR Notice. Lender shall charge to the Revolving Loan Lender’s usual and customary fees for the wire transfer of any Loan, if applicable.

1.5           Other Provisions Applicable to Letters of Credit. Lender shall, on terms and conditions set forth in this Agreement (including the terms and conditions set forth in Section 1.1 and Section 1.6), issue Letters of Credit for the benefit of the Borrower; provided, that after giving effect to the issuance of each Letter of Credit, the Letter of Credit Balance will not exceed the Letter of Credit Limit. Borrower agrees to execute all documentation required by Lender in respect of the issuance of a Letter of Credit. Borrower hereby unconditionally and irrevocably agrees to reimburse Lender for each disbursement made by Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Lender, or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party Obligor and the beneficiary named in any Letter of Credit), (iii) any lack of validity, sufficiency or genuineness of any document which Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Any and all amounts paid by Lender in respect of a Letter of Credit will, at the election of Lender and any contrary provision of this Agreement or other Loan Document notwithstanding, be deemed to be a Base Rate Loan and bear interest at the rate then applicable to Base Rate Loans.

1.6           Conditions of Making the Loans and Issuing Letters of Credit. Lender’s obligation to make any Loan or issue any Letter of Credit under this Agreement is subject to the following conditions precedent (as well as any other conditions set forth in this Agreement or any other Loan Document), all of which must be satisfied in a manner acceptable to Lender (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Lender) as of each day that such Loan is made or such Letter of Credit is issued, as applicable:

(a)          Loans and Letters of Credit Made and/or Issued on the Closing Date: With respect to Loans made, or Letters of Credit issued, on the Closing Date, (i) each applicable Loan Party Obligor shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Lender such agreements, instruments, documents, proxies and certificates as Lender may require, and including such other agreements, instruments, documents and/or certificates listed on the closing checklist attached hereto as Exhibit C; (ii) Lender shall have completed its business and legal due diligence pertaining to the Loan Party Obligors and their respective businesses and assets (including, without limitation, a field exam prior to the Closing Date), with results thereof satisfactory to Lender in its sole discretion; (iii) Borrower shall have paid to Lender all fees due on the Closing Date, and shall have paid or reimbursed Lender for all of Lender’s costs, charges and expenses incurred through the Closing Date (and in connection herewith, Borrower hereby irrevocably authorizes Lender to charge such fees, costs, charges and expenses as Base Rate Loans); and (iv) those other conditions set forth Schedule G shall have been completed to the satisfaction of the Lender.

(b)          All Loans and Letters of Credit: With respect to Loans made or Letters of Credit issued on the Closing Date or at any time thereafter, in addition to the conditions specified in clause (a) above as applicable, (i) Borrower shall have provided to Lender such information as Lender may reasonably require in order to determine the Borrowing Base (including the items set forth in Section 5.15(a)), as of such borrowing or issue date, after giving effect to such Loans or Letters of Credit, as applicable; (ii) each applicable Loan Party Obligor shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Lender such further agreements, instruments, documents, proxies and certificates as Lender may reasonably require in connection therewith; (iii) each of the representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) as of the date such Loan is made or such Letter of Credit is issued (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct as of such earlier date), both before and after giving effect thereto; and (iv) no Default or Event of Default shall be in existence, both before and after giving effect thereto.

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(c)          Post-Closing Obligations. The obligation of Lender to continue to make Loans or issue Letters of Credit after the Closing Date, in addition to the other conditions set forth in this Section 1.6, is subject to the fulfillment by the Loan Party Obligors, on or before the date applicable thereto, of each of the conditions subsequent set forth on Schedule C (the failure by the Loan Party Obligors to so fulfill any such subsequent condition shall constitute an Event of Default).

1.7         Repayments.

(a)          Revolving Loans/Letters of Credit. If at any time (a) the sum of the outstanding balance of all Revolving Loans and the Letter of Credit Balance exceeds the lesser of (i) the Maximum Revolving Facility Amount and (ii) the Borrowing Base, or (b) any of the Loan Limits for Revolving Loans or Letters of Credit are exceeded, then in each case, Borrower will immediately pay to Lender such amounts (or, with respect to the Letter of Credit Balance, provide cash collateral to Lender in the manner set forth in clause (c) below) as shall cause Borrower to eliminate such excess.

(b)          Maturity Date Payments/Cash Collateral. All remaining outstanding monetary Obligations (including all accrued and unpaid fees described on Schedule D) shall be payable in full on the Maturity Date or, if earlier, the earlier of the date of any acceleration pursuant to Section 7.2 and the Termination Date. Without limiting the generality of the foregoing, if, on the Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Lender cash collateral in an amount equal to 105% of the Letter of Credit Balance to secure all of the Obligations (including estimated attorneys’ fees and other expenses) relating to said Letters of Credit or such greater percentage or amount as Lender reasonably deems appropriate, pursuant to a cash pledge agreement in form and substance satisfactory to Lender.

1.8         Prepayments / Voluntary Termination. Borrower may, on at least fifteen days’ prior written notice received by Lender, permanently terminate the Loan facilities by repaying all of the outstanding monetary Obligations, including all principal, interest and fees with respect to the Revolving Loans and any term loan, and an Early Termination Fee in the amount specified in Section (e) of Schedule D. If, on the date of a voluntary termination pursuant to this Section 1.8, there are any outstanding Letters of Credit, then on such date, and as a condition precedent to such termination, Borrower shall provide to Lender cash collateral in an amount equal to 105% of the Letter of Credit Balance to secure all of the Obligations (including estimated attorneys’ fees and other expenses) relating to said Letters of Credit or such greater percentage or amount as Lender reasonably deems appropriate, pursuant to a cash pledge agreement in form and substance satisfactory to Lender. From and after such date of termination, Lender shall have no obligation whatsoever to extend any additional Loans or Letters of Credit.

1.9         Obligations Unconditional.

(a)          The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party Obligor, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which any Loan Party Obligor or any other Person might otherwise have against Lender or any other Person. All payments required (other than by Lender) by this Agreement or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If any Loan Party Obligor is required by applicable law to make such a deduction or withholding from a payment under this Agreement or under any other Loan Document, such Loan Party Obligor shall pay to Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party Obligor shall (i) pay the full amount of any deduction or withholding which it is required to make by law to the relevant authority within the payment period set by applicable law, and (ii) promptly after any such payment, deliver to Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Lender.

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(b)          If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III, regardless of the date enacted, adopted or issued), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except, in each case, for Excluded Taxes), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan or Letter of Credit or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case (each, a “Change of Law”), Borrower shall promptly pay to Lender, when notified to do so by Lender, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. Each such notice of additional amounts payable pursuant to this Section 1.9(b) submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)          This Section 1.9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans until the expiration of the statute of limitations with respect thereto.

1.10        Reversal of Payments. To the extent that any payment or payments made to or received by Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefor) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Lender. This Section 1.10 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans until the expiration of the statute of limitations with respect thereto.

1.11        Administrative Borrower. Each of PCL, Alpha, Byrnes, Georgia, and Liberty hereby irrevocably appoints Janel as the borrowing agent and attorney-in-fact for itself and each other Borrower (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by Borrower that such appointment has been revoked and that another Person has been appointed Administrative Borrower. Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Loans, Letters of Credit and other extensions of credit obtained for the benefit of Borrower and all other notices and instructions under this Agreement, (b) to accept the proceeds of any Loans for disbursement to the applicable Borrower, and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the loan account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrower in order to utilize the collective borrowing powers of Borrower in the most efficient and economical manner and at their request, and that Lender shall not incur liability to Borrower as a result hereof. Borrower expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the loan account and Collateral of Borrower as herein provided, or (b) Lender’s relying on any instructions of the Administrative Borrower (it being acknowledged and agreed that the Lender shall have no obligation to confirm that the proceeds of any Revolving Loan have been delivered to the applicable Borrower).

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2.	INTEREST AND FEES; LOAN ACCOUNT.

2.1           Interest. All monetary Obligations shall bear interest as follows: (a) if the relevant Obligation is a Base Rate Loan, at a per annum rate equal to the applicable rate therefor set forth in Section 3 of Schedule A; (b) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the applicable rate therefor set forth in Section 3 of Schedule A; and (c) otherwise, at a per annum rate equal to the rate applicable to Base Rate Loans, provided, that automatically after the occurrence and during the continuation of an Event of Default, all Loans and other monetary Obligations shall bear interest at a rate per annum equal to three (3) percentage points in excess of the rate otherwise applicable thereto (the “Default Rate”).

2.2           Fees. Borrower shall pay Lender the fees set forth on Schedule D hereto on the dates set forth therein, which fees are in addition to all fees and other sums payable by Borrower or any other Person to Lender under this Agreement or under any other Loan Document, and, in each case are not refundable once paid.

2.3           Payment of Interest. Except as provided to the contrary in Section 2.6 and for interest accruing at the Default Rate, which shall be due on demand, interest shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding.

2.4           Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

2.5           Loan Account; Monthly Accountings. Lender shall maintain a loan account for Borrower reflecting all outstanding Loans and the Letter of Credit Balance, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide Borrower with a monthly accounting reflecting the activity in the Loan Account. Each accounting shall be deemed correct, accurate and binding on Borrower (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within thirty days after such account is rendered, describing the nature of any alleged errors or omissions. However, Lender’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement (including fees and other amounts paid by Lender to issuers of Letters of Credit) may, in Lender’s discretion, be charged to the Loan Account, and any contrary provision of this Agreement or other Loan Document notwithstanding, will thereafter be deemed to be Base Rate Loans and will bear interest at the rate per annum applicable thereto.

2.6         LIBOR Option.

(a)          In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) the Termination Date. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)          (i)          Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 2:00 p.m. Eastern Time at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Lender of a Notice of Borrowing (in the case of a new Revolving Loan that is to be a LIBOR Rate Loan) or LIBOR Notice (in the case of a conversion to, or continuation of, a LIBOR Rate Loan) executed by Administrative Borrower received by Lender in writing or via an Approved Electronic Communication before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 3:00 p.m. on the same day).

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(ii)         Each LIBOR Notice and Notice of Borrowing with respect to a new Revolving Loan that is to be a LIBOR Rate Loan shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice or Notice of Borrowing delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall be deemed to equal the amount determined by Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.6 shall be conclusive absent manifest error.

(iii)        Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $250,000 and integral multiples of $50,000 in excess thereof.

(c)          Borrower may prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto for any reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)          (i)          The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Change in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, Lender shall give Borrower notice of such a determination and adjustment not less than ten days prior to the effective date thereof and, upon its receipt of the notice from Lender, Borrower may, by notice to Lender (x) require Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (y) repay the LIBOR Rate Loans of Lender with respect to which such adjustment is made (together with any amounts due under Section 2.6(b)(ii)).

(ii)         In the event that any change in market conditions or any Change in Law shall, at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (x) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (y) Borrower shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

(e)          Anything to the contrary contained herein notwithstanding, neither Lender nor any of its Participants is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

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2.7         Capital Requirements.

(a)          If, after the date hereof, Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Lender, or its parent bank holding company, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s commitments hereunder to a level below that which Lender, or such holding company, could have achieved but for such Change in Law or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

2.8          Further Obligations; Maximum Lawful Rate. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amounts shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

3.	SECURITY INTEREST GRANT / POSSESSORY COLLATERAL / FURTHER ASSURANCES.

3.1           Grant of Security Interest. To secure the full payment and performance of all of the Obligations, each Loan Party Obligor hereby assigns to Lender and grants to Lender a continuing security interest in all property of each Loan Party Obligor, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (i) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by any Loan Party Obligor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any Loan Party Obligor; (ii) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (v) all Investment Property, including all rights, privileges, authority, and powers of each Loan Party Obligor as an owner or as a holder of Pledged Equity, including all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member, equity holder or shareholder, as applicable, of each Issuer; (vi) all Deposit Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) all Commercial Tort Claims; (ix) all Supporting Obligations; (x) any other property of any Loan Party Obligor now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any Participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of each Loan Party Obligor’s books and records relating to any of the foregoing and to any Loan Party Obligor’s business.

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3.2           Possessory Collateral. Promptly, but in any event no later than five Business Days after any Loan Party Obligor’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party Obligor shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance reasonably acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party Obligor, to endorse or assign the same on such Loan Party Obligor’s behalf.

3.3           Further Assurances. Each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as may from time to time be necessary or desirable as determined by Lender or as Lender may from time to time reasonably require in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Lender in all real and personal property (wherever located) from time to time owned by the Loan Party Obligors and in all capital stock and other equity interests from time to time issued by the Loan Party Obligors (other than Parent), (c) cause Parent and each Subsidiary of Parent (other than INDCO and its Subsidiaries) which is not a CFC to guarantee all of the Obligations, all pursuant to documentation that is in form and substance reasonably satisfactory to Lender, and (d) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause such other applicable Person to take, execute, acknowledge and deliver) to Lender all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Lender, as Lender may request from time to time to perfect, protect, and maintain Lender’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

3.4           UCC Financing Statements. Each Loan Party Obligor authorizes Lender to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Lender, listing such Loan Party Obligor as the debtor and Lender as the secured party, and describing the collateral covered thereby in such manner as Lender may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect, in each case without such Loan Party Obligor’s signature. Each Loan Party Obligor also hereby ratifies its authorization for Lender to have filed in any filing office any financing statements filed prior to the date hereof.

4.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS, APPLICATIONS OF PAYMENTS, INSPECTION RIGHTS, AND APPRAISALS.

4.1           Lock Boxes and Blocked Accounts. Each Loan Party Obligor hereby represents and warrants that all Deposit Accounts and all other depository and other accounts maintained by each Loan Party Obligor as of the Closing Date are described in Section 3 of the Disclosure Schedule, which description includes for each such account the name of the Loan Party Obligor maintaining such account, the name of the financial institution at which such account is maintained, the account number, and the purpose of such account. Subject to the provisions of this Section 4.1, as of the Closing Date, each Borrower will maintain their primary domestic commercial checking accounts with the Lender, including, without limitation, the Administrative Borrower’s operating account, and after the Closing Date, no Loan Party Obligor shall open any new Deposit Accounts or any other depositary or other accounts without the prior written consent of Lender and without updating Section 3 of the Disclosure Schedule to reflect such Deposit Accounts or other accounts, as applicable. Notwithstanding the foregoing, the Loan Party Obligors may, for a period not to exceed 45 days after the Closing Date, maintain the Designated Deposit Accounts subject to the terms hereof. The outstanding principal balance of each Designated Deposit Account (other than a Designated Deposit Account which is a Restricted Account) shall not, at any time exceed $50,000, and the Loan Party Obligors shall, at Lender’s request, provide the Lender with written evidence to confirm the same. Not later than the 45th day after the Closing Date, Loan Party Obligors shall provide Lender with evidence that such Designated Deposit Accounts have been closed. No Deposit Accounts or other accounts of any Loan Party Obligor shall at any time constitute Restricted Accounts other than accounts expressly indicated on Section 3 of the Disclosure Schedule as being Restricted Accounts (and each Loan Party Obligor hereby represents, warrants and covenants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Each Loan Party Obligor will, at its expense, establish (and revise from time to time as Lender may reasonably require) procedures acceptable to Lender, in Lender’s Permitted Discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party Obligor’s Accounts and other Collateral (“Collections”), which shall include (i) directing all Account Debtors to send all Account proceeds directly to a post office box designated by Lender either in the name of such Loan Party Obligor (but as to which Lender has exclusive access) or, at Lender’s option, in the name of Lender (a “Lock Box”), (ii) depositing all Collections received by such Loan Party Obligor into one or more bank accounts maintained in the name of such Loan Party Obligor (but as to which Lender has exclusive access) or, at Lender’s option, in the name of Lender (each, a “Blocked Account”), under an arrangement reasonably acceptable to Lender with Santander Bank, N.A. or another depository bank reasonably acceptable to Lender, pursuant to which all funds deposited into each Blocked Account are to be transferred to Lender in such manner, and with such frequency, as Lender shall specify, or (iii) a combination of the foregoing. Each Loan Party Obligor agrees to execute, and to cause its depository banks and other account holders to execute, such Lock Box and Blocked Account control agreements and other documentation as Lender shall reasonably require from time to time in connection with the foregoing, all in form and substance reasonably acceptable to Lender, and in any event such arrangements and documents must be in place on the Closing Date with respect to accounts in existence on the Closing Date, or prior to any such account being opened with respect to any such account opened after such date, in each case excluding Restricted Accounts. Prior to the Closing Date, Borrower shall deliver to Lender a complete and executed Authorized Accounts form regarding Borrower’s operating account(s) into which the proceeds of Loans are to be paid in the form of Exhibit D annexed hereto.

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4.2           Application of Payments. All amounts paid to or received by Lender in respect of the monetary Obligations, from whatever source (whether from Borrower or any other Loan Party Obligor pursuant to such other Loan Party Obligor’s guaranty of the Obligations, any realization upon any Collateral, or otherwise), shall, unless otherwise directed by Borrower with respect to any particular payment (unless an Event of Default shall then be continuing, in which event Lender may disregard Borrower’s direction), be applied by Lender to the Obligations in such order as Lender may elect, and absent such election shall be applied as follows:

(i)          FIRST, to reimburse Lender for all out-of-pocket costs and expenses, and all indemnified losses, incurred by Lender which are reimbursable to Lender in accordance with this Agreement or any of the other Loan Documents,

(ii)         SECOND, to any accrued but unpaid interest on any Protective Advances,

(iii)        THIRD, to the outstanding principal of any Protective Advances,

(iv)        FOURTH, to any accrued but unpaid fees owing to Lender under this Agreement and/or any other Loan Document,

(v)         FIFTH, to any unpaid accrued interest on the Obligations,

(vi)        SIXTH, to the outstanding principal of the Revolving Loans, and, to the extent required by Lender, to cash collateralize the Letter of Credit Balance as provided for herein, and

(vii)       SEVENTH, to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Lender in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrower or such other Person(s) as may be legally entitled thereto. For purposes of determining the Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Lender’s receipt of an advice or other confirmation that such items have been received by Lender, in each case subject to final payment and collection.

4.3           Notification; Verification. Lender or its designee may, from time to time, (a) (1) so long as no Default or Event of Default has occurred, solely in connection with each field examination, and (2) after a Default or Event of Default has occurred: (i) verify directly with the Account Debtors of the Loan Party Obligors (or by any manner and through any medium Lender considers advisable) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Party Obligors, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party Obligor or Lender or such other name as Lender may choose, and (ii) notify Account Debtors of the Loan Party Obligors that Lender has a security interest in the Accounts of the Loan Party Obligors; and (b) after the occurrence of a Default or Event of Default, (i) direct such Account Debtors to make payment thereof directly to Lender, each such notification to be sent on the letterhead of such Loan Party Obligor and substantially in the form of Exhibit E annexed hereto, and (ii) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party Obligor hereby authorizes Account Debtors to make payments directly to Lender and to rely on notice from Lender without further inquiry. Lender may on behalf of each Loan Party Obligor endorse all items of payment received by Lender that are payable to such Loan Party Obligor for the purposes described above.

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4.4           Power of Attorney. Each Loan Party Obligor hereby grants to Lender an irrevocable power of attorney, coupled with an interest, authorizing and permitting Lender (acting through any of its officers, employees, attorneys or agents), at any time (whether or not a Default or Event of Default has occurred and is continuing and with or without notice to such Loan Party Obligor, except, in each case, as expressly provided below), at Lender’s option, but without obligation, and at each Loan Party Obligor’s expense, to do any or all of the following, in such Loan Party Obligor’s name or otherwise: (i) upon any Loan Party Obligor’s failure to do so, execute on behalf of such Loan Party Obligor any documents that Lender may, in its sole discretion, deem advisable in order to perfect, protect and maintain Lender’s security interests, and priority thereof, in the Collateral or to fully consummate all the transactions contemplated by this Agreement and the other Loan Documents (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Lender shall deem necessary or appropriate); (ii) after the occurrence of a Default or Event of Default, in connection with the exercise by Lender of any remedies hereunder or under any other Loan Document in connection with an Event of Default, execute on behalf of such Loan Party Obligor any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Lender has an interest; (iii) after the occurrence of a Default or Event of Default, execute on behalf of such Loan Party Obligor any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic’s, materialman’s or other Lien; (iv) after the occurrence of a Default or Event of Default, execute on behalf of such Loan Party Obligor any notice to any Account Debtor; (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (vi) except pursuant to any Lock Box arrangement, after the occurrence of a Default or Event of Default, endorse such Loan Party Obligor’s name on all checks and other forms of remittances received by Lender; (vii) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (viii) after the occurrence of a Default or Event of Default, grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (ix) pay any sums required on account of such Loan Party Obligor’s taxes or to secure the release of any Liens therefor; (x) with notice to Borrower prior to the occurrence of a Default or Event of Default, but without notice to Borrower after the occurrence of a Default or Event of Default, pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 5.14; (xi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (xii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party Obligor to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement or any other Loan Document; (xiii) after the occurrence of a Default or Event of Default, change the address for delivery of such Loan Party Obligor’s mail and receive and open all mail addressed to such Loan Party Obligor; (xiv) after the occurrence of a Default or Event of Default, vote any right or interest with respect to any Investment Property; (xv) endorse or assign to Lender on such Loan Party Obligor’s behalf any portion of the Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by such Loan Party Obligor pursuant to Section 3.2; and (xvi) after the occurrence of a Default or Event of Default, instruct any Account Debtor to make all payments due to any Loan Party Obligor directly to Lender. Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred, by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Each Loan Party Obligor agrees that Lender’s rights under the foregoing power of attorney and/or any of Lender’s other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management or properties of such Loan Party Obligor.

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4.5           Disputes. Each Loan Party Obligor shall promptly notify Lender of each dispute or claim relating to its Accounts and Chattel Paper involving an amount in excess of $10,000. Each Loan Party Obligor agrees that it will not, without Lender’s prior written consent, compromise or settle any of its Accounts or Chattel Paper for less than the full amount thereof, grant any extension of time for payment of any of its Accounts or Chattel Paper, release (in whole or in part) any Account Debtor or other Person liable for the payment of any of its Accounts or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts or Chattel Paper; except (unless otherwise directed by Lender during the existence of a Default or an Event of Default) such Loan Party Obligor may take any of such actions in the ordinary course of its business consistent with past practices, provided that Borrower promptly reports the same to Lender.

4.6           Invoices. At Lender’s request, after the occurrence of a Default or Event of Default, each Loan Party Obligor will cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Lender in its Permitted Discretion, to reflect payment instructions, and upon the occurrence and during the continuation of an Event of Default, Lender’s security interest therein.

4.7           Access to Collateral, Books and Records. At reasonable times, Lender and its representatives or agents shall have the right to inspect the Collateral, and the right to inspect, audit, examine and copy each Loan Party Obligor’s books and records. Each Loan Party Obligor agrees to give Lender access to any or all of such Loan Party Obligor’s, and each of its Subsidiaries’, premises to enable Lender to conduct such inspections, audits and examinations (including field examinations). Such inspections, audits and examinations shall be at Borrower’s expense and the charge therefor shall be Lender’s then current standard charge plus out-of-pocket expenses. Absent the existence of an Event of Default, no more than three (3) such inspections, audits and examinations during the first twelve (12) month period following the Closing Date shall occur, provided that, commencing with the second such period, the number of such inspections, audits and examinations shall decrease from three (3) to two (2). Lender may, at Borrower’s expense, use each Loan Party Obligor’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Lender, in its sole discretion, deems appropriate during the existence of an Event of Default. Each Loan Party Obligor hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Party Obligors.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Lender to enter into this Agreement, each Loan Party Obligor represents, warrants and covenants as follows (it being understood and agreed that (a) each such representation and warranty (i) will be made as of the date hereof and be deemed remade as of each date on which any Loan is made or Letter of Credit is issued (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty will be made as of such earlier and/or specified date), and (ii) shall not be affected by any knowledge of, or any investigation by, Lender, and (b) each such covenant shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date):

5.1           Existence and Authority. Each Loan Party Obligor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (which jurisdiction is identified in Section 1(a) of the Disclosure Schedule) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 1(a) of the Disclosure Schedule), except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Each Loan Party Obligor has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party Obligor of this Agreement and all of the other Loan Documents to which such Loan Party Obligor is a party have been duly and validly authorized, do not violate such Loan Party Obligor’s Organic Documents, or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against, each of the Loan Party Obligors who have signed them, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency or laws related to creditor’s rights. Section 1(f) of the Disclosure Schedule sets forth the ownership of Borrower and its Subsidiaries, and as of the Closing Date, the Parent.

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5.2         Names; Trade Names and Styles. The name of each Loan Party Obligor set forth on Section 1(b) of the Disclosure Schedule is its correct and complete legal name as of the date hereof, and no Loan Party Obligor has used any other name at any time in the past five years, or at any time will use any other name, in any tax filing made in any jurisdiction. Listed in Section 1(b) of the Disclosure Schedule are all prior names used by each Loan Party Obligor at any time in the past five years and all of the present and prior trade names used by any Loan Party Obligor at any time in the past five years. Borrower shall give Lender at least thirty days’ prior written notice (and will deliver an updated Section 1 (b) of the Disclosure Schedule to reflect the same) before it or any other Loan Party Obligor changes its legal name or does business under any other name.

5.3         Title to Collateral; Third Party Locations; Permitted Liens. Each Loan Party Obligor has, and at all times will continue to have, good and, if applicable, marketable title to all of the Collateral. The Collateral now is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Lender now has, and will at all times continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and each Loan Party Obligor will at all times defend Lender and the Collateral against all claims of others. None of the Collateral which is Equipment is, or will at any time, be affixed to any real property in such a manner, or with such intent, as to become a fixture. Except for leases or subleases as to which Borrower has delivered to Lender a landlord’s waiver in form and substance satisfactory to Lender, no Loan Party Obligor is or will be a lessee or sublessee under any real property lease or sublease where Collateral is located. Except for warehouses as to which Borrower has delivered to Lender a warehouseman’s waiver in form and substance satisfactory to Lender, no Loan Party Obligor is or will at any time be a bailor of any Goods with an aggregate value in excess of $25,000 at any warehouse or otherwise. Prior to causing or permitting any Collateral with an aggregate value in excess of $25,000 to at any time be located upon premises in which any third party (including any landlord, warehouseman, or otherwise) has an interest, Borrower shall notify Lender and the applicable Loan Party Obligor shall cause each such third party to execute and deliver to Lender, in form and substance reasonably acceptable to Lender, such waivers, collateral access agreements, and subordinations as Lender shall specify, so as to, among other things, ensure that Lender’s rights in the Collateral are, and will at all times continue to be, superior to the rights of any such third party and that Lender has access to such Collateral. Each applicable Loan Party Obligor will keep at all times in full force and effect, and will comply at all times with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

5.4         Accounts and Chattel Paper. As of each date reported by Borrower, all Accounts which Borrower has then reported to Lender as then being Eligible Accounts comply in all respects with the criteria for eligibility set forth in the definition of Eligible Accounts. All such Accounts and Chattel Paper are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

5.5         Electronic Chattel Paper. To the extent that any Loan Party Obligor obtains or maintains any Electronic Chattel Paper, such Loan Party Obligor shall at all times create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.6         Capitalization; Investment Property.

(a)          No Loan Party Obligor, directly or indirectly, owns, or shall at any time own, any capital stock or other equity interests of any other Person except (i) as set forth in Sections 1(f) and 1(g) of the Disclosure Schedule, which such Sections of the Disclosure Schedule list all Investment Property owned by each Loan Party Obligor, and (ii) as permitted by Section 5.27(a).

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(b)          None of the Pledged Equity has been issued or otherwise transferred in violation of the Securities Act, or other applicable laws of any jurisdiction to which such issuance or transfer may be subject.

(c)          The Pledged Equity pledged by each Loan Party Obligor hereunder constitutes all of the issued and outstanding equity interests of each Issuer owned by such Loan Party Obligor.

(d)          All of the Pledged Equity has been duly and validly issued and is fully paid and non-assessable, in each case, to the extent applicable, and the holders thereof are not entitled to any preemptive, first refusal, or other similar rights. There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity.

(e)          Each Loan Party Obligor has caused each Issuer to amend or to otherwise modify its Organic Documents, books, records, and related agreements, documents, and instruments, as applicable, to reflect the rights and interests of Lender hereunder, and to the extent required to enable and empower Lender to exercise and enforce its rights and remedies hereunder in respect of the Pledged Equity and other Investment Property.

(f)          Each Loan Party Obligor will take any and all actions reasonably required or requested by Lender, from time to time, to (i) cause Lender to obtain exclusive control of any Investment Property in a manner acceptable to Lender and (ii) obtain from any Issuers and such other Persons as Lender shall specify, for the benefit of Lender, written confirmation of Lender’s exclusive control over such Investment Property and take such other actions as Lender may reasonably request to perfect Lender’s security interest in any Investment Property. For purposes of this Section 5.6, Lender shall have exclusive control of Investment Property if (A) pursuant to Section 3.2, such Investment Property consists of certificated securities and the applicable Loan Party Obligor delivers such certificated securities to Lender (with all appropriate endorsements), (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party Obligor delivers such uncertificated securities to Lender or (y) the Issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with instructions originated by Lender without further consent by the applicable Loan Party Obligor, and (C) such Investment Property consists of security entitlements and either (x) Lender becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with entitlement orders originated by Lender without further consent by the applicable Loan Party Obligor. Each Loan Party Obligor that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its equity interests are securities governed by Article 8 of the UCC.

(g)          No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

(h)          No Loan Party Obligor shall vote to enable, or take any other action to cause or to permit, any Issuer to issue any equity interests of any nature, or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer.

(i)          No Loan Party Obligor shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Lender’s Lien on any of such Loan Party Obligor’s Investment Property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document with respect to any such Investment Property.

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(j)          In the case of any Loan Party Obligor which is an Issuer, such Issuer agrees that the terms of Section 7.3(g)(iii) of this Agreement shall apply to such Loan Party Obligor with respect to all actions that may be required of it pursuant to such Section 7.3(g)(iii) regarding the Investment Property issued by it.

5.7         Commercial Tort Claims. No Loan Party Obligor, as of the date hereof, has any Commercial Tort Claims pending other than those listed in Section 2 of the Disclosure Schedule, and each Loan Party Obligor shall promptly (but in any case no later than five Business Days thereafter) notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party in excess of $100,000. Such notice shall constitute such Loan Party Obligor’s authorization to amend such Section 2 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 2 to include such Commercial Tort Claim.

5.8         State of Organization; Location of Collateral. Sections 1(c) and 1(d) of the Disclosure Schedule set forth (i) each place of business of each Loan Party Obligor (including its chief executive office), (ii) all locations where all Inventory, Equipment (other than Equipment out for repair and vehicles) and other Collateral with an aggregate value in excess of $25,000 owned by each Loan Party Obligor is kept, and (iii) whether each such Collateral location or place of business (including each Loan Party Obligor’s chief executive office) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral with an aggregate value in excess of $25,000 (other than Accounts owing by foreign Account Debtors) is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 1(c) and 1(d) of the Disclosure Schedule. Each Loan Party Obligor will give Lender at least thirty days’ prior written notice before changing its state of organization, opening any additional place of business where any Collateral is located, changing its chief executive office or the location of its books and records, or moving any of the Collateral to a location other than one of the locations set forth in Sections 1(c) and 1(d) of the Disclosure Schedule, and will execute and deliver all financing statements, landlord waivers, collateral access agreements, mortgages, and all other agreements, instruments and documents which Lender shall require in connection therewith prior to making such change, all in form and substance reasonably satisfactory to Lender. Without the prior written consent of Lender, no Loan Party Obligor will at any time (x) change its state of organization or (y) allow any Collateral with an aggregate value in excess of $25,000 (other than Accounts owing by foreign Account Debtors) to be located outside of the continental United States.

5.9         Financial Statements and Reports; Solvency.

(a)          All financial statements delivered to Lender by or on behalf of any Loan Party Obligor have been, and at all times will be, prepared in conformity with GAAP and completely and in all material respects fairly reflect the financial condition of the Loan Party Obligor covered thereby, at the times and for the periods therein stated.

(b)          As of the Closing Date (after giving effect to the Loans and Letters of Credit to be made or issued on such date, and the consummation of the transactions contemplated hereby), and as of each other day that any Loan or Letter of Credit is made or issued (after giving effect thereof), (i) the fair saleable value of all of the assets and properties of each Loan Party Obligor, individually, exceeds the aggregate liabilities and Indebtedness of each such Loan Party Obligor (including contingent liabilities), (ii) each Loan Party Obligor, individually, is solvent and able to pay its debts as they come due, (iii) each Loan Party Obligor, individually, has sufficient capital to carry on its business as now conducted and as proposed to be conducted, (iv) no Loan Party is contemplating either the liquidation of all or any substantial portion of its assets or property, or the filing of any petition under any state, federal, or other bankruptcy or insolvency law, and (v) no Loan Party Obligor has knowledge of any Person contemplating the filing of any such petition against any Loan Party Obligor.

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5.10         Tax Returns and Payments; Pension Contributions. Each Loan Party Obligor has timely filed all tax returns and reports required by applicable law, has timely paid all applicable federal and state income Taxes and other material Taxes, assessments, deposits and contributions owing by such Loan Party Obligor and will timely pay all such items in the future as they became due and payable. Each Loan Party Obligor may, however, defer payment of any contested taxes; provided, that such Loan Party Obligor (i) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings; (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral; (iv) maintains adequate reserves therefor in conformity with GAAP. No Loan Party Obligor has received written notice from any tax authority of any claims or adjustments proposed for any prior tax years that could result in additional material Taxes becoming due and payable by any Loan Party, nor does any Loan Party Obligor have knowledge of any such proposed claims or adjustments based upon contact with a Tax authority. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of each Loan Party Obligor, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the knowledge of any Loan Party Obligor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $10,000. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities of any Loan Party individually or in the aggregate on any Loan Party in excess of $10,000. No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in each case that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $10,000. Each Loan Party Obligor and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Party Obligors in excess of $10,000. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party Obligor knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date. No Loan Party Obligor nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Obligors in excess of $10,000. No Loan Party Obligor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $10,000. No Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Party Obligors in excess of $10,000.

5.11       Compliance with Laws; Intellectual Property; Licenses.

(a)          Each Loan Party Obligor has complied, and will continue at all times to comply, with all provisions of all applicable laws and regulations, including those relating to the ownership of real or personal property, the conduct and licensing of each Loan Party Obligor’s business, the payment and withholding of Taxes, ERISA and other employee matters, and safety and environmental matters, except to the extent the non-compliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)          No Loan Party Obligor has received written notice of default or violation, nor is any Loan Party Obligor in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party Obligor’s business, affairs, properties or assets. No Loan Party Obligor has received written notice of or been charged with, or is, to the knowledge of any Loan Party Obligor, under investigation with respect to, any violation in any material respect of any provision of any applicable law.

(c)          No Loan Party Obligor owns any registered Intellectual Property as of the date hereof, except as set forth in Section 4 of the Disclosure Schedule. Except as set forth in Section 4 of the Disclosure Schedule, none of the Intellectual Property owned by any Loan Party Obligor is the subject of any licensing or franchise agreement pursuant to which such Loan Party Obligor is the licensor or franchisor. Each Loan Party Obligor shall promptly (but in any event within thirty (30) days thereafter) notify Lender in writing of any additional registered Intellectual Property rights acquired or arising after the date hereof and shall submit to Lender a supplement to Section 4 of the Disclosure Schedule to reflect such additional rights (provided that such Loan Party Obligor’s failure to do so shall not impair Lender’s security interest therein). Each Loan Party Obligor shall execute a separate security agreement granting Lender a security interest in such Intellectual Property (whether owned on the date hereof or thereafter), in form and substance reasonably acceptable to Lender and suitable for registering such security interest in such Intellectual Property with the United States Patent and Trademark Office or United States Copyright Office, as applicable (provided that such Loan Party Obligor’s failure to do so shall not impair Lender’s security interest therein). Each Loan Party Obligor owns or has, and will at all times continue to own or have, the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party Obligor’s business, and each Loan Party Obligor is in compliance, and will continue at all times to comply, in all material respects with all material licenses, user agreements and other such agreements regarding the use of Intellectual Property. As of the date hereof, no Loan Party Obligor has any knowledge that, or has received any notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.

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(d)          Each Loan Party Obligor (i) has each Federal Maritime Commission (“FMC”) license that is required to operate its business as currently being operated, and has undertaken each registration, publishes each tariff and has in place each bond required by the FMC with respect to its business operations, (ii) is in full compliance with all applicable requirements of the United States Shipping Act of 1984, as amended, FMC regulations and other United States laws and regulations applicable to it with respect to water, air, rail, motor, and other transportation, freight forwarding, warehousing, cargo receipt and handling and logistics, and (iii) except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect, is in compliance with all applicable foreign laws and regulations with respect to water, air, rail, motor, and other transportation, freight forwarding, warehousing, cargo receipt and handling and logistics.

(e)          Without limiting subparagraph (d) above, each Loan Party Obligor has, and will continue at all times to have, all international, federal, state, local and other licenses and permits required to be maintained in connection with such Loan Party Obligor’s business operations, including, without limitation, those required by the United States Department of Transportation, International Air Transportation Association, United States Department of Homeland Security and Border Service, and United States Customs and Border Protection, except where the failure to maintain any such license or permit could not reasonably be expected to have a Material Adverse Effect, and all such licenses and permits are valid and in full force and effect. Each Loan Party Obligor has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party Obligor is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn. Each Loan Party Obligor (i) maintains all surety bonds required by all applicable international, federal, state and local laws and (ii) is compliant with the Customs-Trade Partnership Against Terrorism.

5.12        Litigation. Section 1(e) of the Disclosure Schedule discloses all claims, proceedings, litigation or investigations pending or (to each Loan Party Obligor’s knowledge) threatened against any Loan Party Obligor as of the date hereof. Other than as disclosed in Section 1(e) of the Disclosure Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to each Loan Party Obligor’s knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party Obligor) which may result, either separately or in the aggregate, in liability in excess of $150,000 for the Loan Party Obligors, in any Material Adverse Effect, or in any material impairment in the ability of any Loan Party Obligor to carry on its business in substantially the same manner as it is now being conducted.

5.13        Use of Proceeds. All proceeds of all Loans and Letters of Credit shall be used by Borrower solely (i) with respect to Loans made on the Closing Date, to pay in full the Indebtedness (and any related interest, fees and expenses) owing to Presidential Finance, (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby, (iii) for Borrower’s working capital purposes, and (iv) for such other purposes not prohibited by this Agreement or applicable law. All proceeds of all Loans and Letters of Credit will be used solely for lawful business purposes.

5.14        Insurance.

(a)          Each Loan Party will at all times carry property, liability and other insurance (including credit insurance to any foreign Accounts), with insurers reasonably acceptable to Lender, in such form and amounts, and with such deductibles and other provisions, as Lender shall require in its Permitted Discretion, and Borrower will provide Lender with evidence satisfactory to Lender that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 5 of the Disclosure Schedule. Each property insurance policy and credit insurance policy shall name Lender as lender loss payee and shall contain a lender’s loss payable endorsement in form reasonably acceptable to Lender, any liability insurance policy shall name Lender as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Lender, all in form and substance satisfactory to Lender. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty days’ prior written notice to Lender, and shall otherwise be in form and substance satisfactory to Lender. Borrower shall advise Lender promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrower shall promptly deliver to Lender copies of all notices and related documentation received by any Loan Party in connection with the same.

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(b)          Borrower shall deliver to Lender, no later than fifteen (15) days prior to the expiration of any then current insurance policies, insurance certificates evidencing renewal of all such insurance policies required by this Section 5.14. Borrower shall deliver to Lender, upon Lender’s request, certificates evidencing such insurance coverage in such form as Lender shall specify. If any Loan Party fails to provide Lender with a certificate of insurance or other evidence of the continuing insurance coverage required by this Agreement within five (5) days of Lender’s written request, Lender may purchase insurance required by this Agreement at Borrower’s expense. This insurance may, but need not, protect any Loan Party’s interests.

5.15       Financial, Collateral and Other Reporting / Notices. Each Loan Party Obligor has kept and will at all times keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions. Each Loan Party Obligor will cause to be prepared and furnished to Lender, in each case in a form and in such detail as is reasonably acceptable to Lender, the following items (the items to be provided under this Section 5.15 shall be delivered to Lender in writing or, if requested by Lender, by an Approved Electronic Communication).

(a)          Borrowing Base / Collateral Reports / Disclosure Schedules / Other Items. The items described on Schedule E hereto by the respective dates set forth therein;

(b)          Annual Financial Statements. Not later than one hundred twenty (120) days after the close of each Fiscal Year, unqualified, audited financial statements of Parent and its Subsidiaries on a consolidated basis as of the end of such year, and separate financial statements for (i) the Borrowers and their Subsidiaries, and (ii) INDCO and its Subsidiaries, in all instances including balance sheet, income statement, statement of cash flow, results of their respective operations during such year, together with comparative figures for the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements. Such annual audited consolidated financial statements of Parent will include management discussion and analysis of such results, and will be certified by a firm of independent certified public accountants selected by Borrower but reasonably acceptable to Lender, together with a copy of any management letter issued in connection therewith. Concurrently with the delivery of such financial statements, Borrower shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrower is in compliance with each of the covenants specified in Section 5.28, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence;

(c)          Monthly Financial Statements. Not later than forty-five (45) days after the end of each month hereafter, including the last month of each Fiscal Year, unaudited interim financial statements of each Borrower and its subsidiaries as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and the results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, and comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case, on a consolidated and consolidating basis, certified by the principal financial officer of Administrative Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of each Loan Party Obligor for such month and period, subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes. Concurrently with the delivery of such financial statements. Borrower shall deliver to Lender a Compliance Certificate, indicating (i) whether any Default or Event of Default is then in existence, and (ii) if such month end is also a quarter end, Borrower is in compliance with each of the covenant specified in Section 5.28, and setting forth a detailed calculation of such covenant;

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(d)          Quarterly Financial Statements. Not later than forty-five (45) days after the end of each fiscal quarter, (i) Parent’s Quarterly Report on Form 10-Q as filed with the United States Securities Exchange Commission, together with a comparison of same to (A) the Parent’s Quarterly Report on Form 10-Q filed for the same quarter in the prior year, and (B) the Parent’s Quarterly Report on Form 10-Q filed for the prior quarter, together with a management discussion analysis thereof, and (ii) a “spreadsheet” in the form previously delivered to the Lender prior to the Closing Date which contains the consolidating financial statements of (A) the Borrower, including all corporate expenses, and (B) INDCO and its Subsidiaries, in both cases reconciled to such Form 10-Q.

(e)          Projections, Etc. Not later than fifteen days prior to the end of each Fiscal Year, monthly business projections for the following Fiscal Year for the Loan Party Obligors on a consolidated basis, which projections shall include for each such period Borrowing Base projections, profit and loss projections, balance sheet projections, income statement projections and cash flow projections;

(f)          Shareholder Reports, Etc. Promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party Obligor has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party Obligor files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(g)          ERISA Reports. Copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto promptly upon request by Lender and in addition, each Loan Party Obligor shall promptly notify Lender upon having knowledge of any ERISA Event;

(h)          Tax Returns. Each federal and state income tax return filed by any Loan Party Obligor or Other Obligor promptly (but in no event later than ten days following the filing of such return), together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return; and

(i)          Notification of Certain Changes. Borrower will promptly (and in no case later than the earlier of (i) five Business Days after the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notify Lender in writing of: (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any event that has had, or may have, a Material Adverse Effect, (iii) any change in any Loan Party Obligor’s President, Chief Executive Officer or Chief Financial Officer, (iv) any investigation, action, suit, proceeding or claim (or any material development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party Obligor, the Collateral or which may result in an adverse impact upon any Loan Party Obligor’s business, assets or financial condition, (v) any material loss or damage to the Collateral, (vi) any event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, any material adverse change in the business or financial affairs of any Loan Party Obligor, any Default, or any Event of Default, or which would make any representation or warranty previously made by any Loan Party Obligor to Lender untrue in any material respect or constitute a material breach if such representation or warranty was then being made, (vii) any actual or alleged breaches of any Material Contract or termination or threat to terminate any Material Contract or any material amendment to or modification of a Material Contract, or the execution of any new Material Contract by any Loan Party Obligor, and (viii) any change in any Loan Party Obligor’s certified accountant. In the event of each such notice under this Section 5.15(i), Borrower shall give notice to Lender of the action or actions that each Loan Party Obligor has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.

(j)          Other Information. Promptly upon request, such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party Obligor’s and each Other Obligor’s business or financial condition or results of operations.

5.16       Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Lender with respect to any Collateral or in any manner relating to any Loan Party Obligor, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party Obligor shall, without expense to Lender, make available each Loan Party Obligor, such Loan Party Obligor’s officers, employees and agents, and any Loan Party Obligor’s books and records, without charge, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

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5.17         Maintenance of Collateral, Etc. Each Loan Party Obligor will maintain all of the Collateral in good working condition, ordinary wear and tear excepted, and no Loan Party Obligor will use the Collateral for any unlawful purpose.

5.18         Material Contracts. Except as expressly disclosed in Section 1(h) of the Disclosure Schedule, no Loan Party Obligor is (a) a party to any contract which if breached could reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $100,000 or (y) any Material Contract. Except for the contracts and other agreements listed in Section 1(h) of the Disclosure Schedule, no Loan Party Obligor is party, as of the Closing Date, to any (i) employment agreements covering the executive management of any Loan Party Obligor, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party Obligor, (iii) agreements for managerial, consulting or similar services to which any Loan Party Obligor is a party or by which it is bound, (iv) agreements regarding any Loan Party Obligor, its assets or operations or any investment therein to which any of its equity holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party Obligor is a party, either as lessor or lessee, or as licensor or licensee, (vi) distribution, marketing or supply agreements to which any Loan Party Obligor is a party, (vii) customer agreements to which any Loan Party Obligor is a party (in each case with respect to any contract of the type described in the preceding clauses (i), (iii), (iv), (v), (vi) and (vii) requiring payments of more than $100,000 in the aggregate in any Fiscal Year), (viii) partnership agreements to which any Loan Party Obligor is a partner, limited liability company agreements to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party Obligor is a party, or (ix) real estate leases (each such contract and agreement described in the preceding clauses (i) to (x), a “Material Contract”).

5.19         No Default. No Default or Event of Default has occurred and is continuing.

5.20         No Material Adverse Change. As of the date hereof, since June 30, 2017, and as of any date thereafter, since the date of the last delivery of Borrower’s annual financial statements, there has been no material adverse change in the financial condition, business, prospects, operations, or properties of any Loan Party Obligor or any Other Obligor.

5.21         Full Disclosure. No report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party, any Other Obligor or any of their respective Affiliates to Lender in connection with this Agreement or any other Loan Document contains or will at any time contain any untrue statement of a material fact, or omits or will at any time omit to state any material fact necessary to make any statements contained herein or therein not misleading. Except for matters of a general economic or political nature which do not affect any Loan Party or any Other Obligor uniquely, there is no fact presently known to any Loan Party Obligor, which has not been disclosed to Lender, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.22         Sensitive Payments. No Loan Party (a) has made or will at any time make any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) has established or maintained or will at any time establish or maintain any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) has made or will at any time make any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) has engaged in or will at any time engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar applicable laws, rules or regulations.

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5.23         Parent. Parent does not and shall not at any time (i) engage in any business activities other than serving as a passive holding company for Borrower, INDCO, and any other Person which Parent may acquire after the Closing Date (provided that such acquisition is not consummated directly or indirectly with proceeds of the Revolving Loans), (ii) have any material assets other than the outstanding equity interests owned by it of Borrower, INDCO and any other Person which Parent may acquire after the Closing Date (provided that such acquisition is not consummated directly or indirectly with proceeds of the Revolving Loans), (iii) have any Subsidiaries other than Borrower, INDCO, or and any other Person which Parent may acquire as a Subsidiary after the Closing Date (provided that such acquisition is not consummated directly or indirectly with proceeds of the Revolving Loans), or (iv) have any material liabilities other than the Obligations except as approved by Lender.

5.24         Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used by any Loan Party Obligor or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.25         OFAC. No Loan Party is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.26         Government Regulation. No Loan Party is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.27       Negative Covenants. No Loan Party Obligor shall, and no Loan Party Obligor shall permit any Loan Party Obligor to, without Lender’s prior written consent:

(a)          Except with respect to a Permitted Acquisition, merge or consolidate with another Person, form any new Subsidiary, or acquire any interest in any Person; provided, however, that (i) a Loan Party Obligor (other than Parent) may merge with another Loan Party Obligor, (ii) new Subsidiaries of a Loan Party Obligor may be formed so long as such Subsidiary is joined as a Loan Party Obligor hereunder, and (iii) so long as the investment limits in subpart (e) below are with respect to joint ventures complied with, a Loan Party Obligor may create a CFC via joint venture, which such Subsidiary will not have to join as a Loan Party Obligor hereunder;

(b)          acquire any assets, except in connection with a Permitted Acquisition, except in the ordinary course of business and as otherwise expressly permitted by this Agreement;

(c)          enter into any transaction outside the ordinary course of business;

(d)          except for Permitted Dispositions, sell, transfer, return, or dispose of any Collateral or other assets;

(e)          make any loans to, or investments in, any Affiliate or other Person in the form of money or other assets, provided that (i) Borrower may make loans and investments in its wholly-owned domestic Subsidiaries that are Loan Party Obligors, and (ii) Parent may make investments in (A) Borrower, (B) INDCO, and (C) those loans or investments permitted by subclauses (i), (ii), or (iii) of Section 5.23 above; provided that such loans or investments as to (B) and (C) are not funded directly or indirectly with the proceeds of any Revolving Loan.

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(f)          incur any Indebtedness other than the Obligations, Permitted Indebtedness and other Indebtedness which is unsecured and does not exceed $250,000 in the aggregate at any one time;

(g)          create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever, other than in favor of Lender to secure the Obligations, on any of its assets whether now or hereafter owned, other than Permitted Liens;

(h)          guaranty or otherwise become liable with respect to the obligations (other than the Obligations) of another Person other than (i) the Obligations, (ii) endorsements or instruments or other payment items for deposits, and (iii) as to Parent only, Parent may guaranty or otherwise become liable for the foregoing as to INDCO;

(i)          pay or declare any dividends or distributions on any Loan Party’s stock or other equity interest except for Permitted Dividends;

(j)          redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Loan Party’s (other than Parent’s) capital stock or other equity interests;

(k)          make any change in any Loan Party’s (other than Parent’s) capital structure;

(l)          dissolve or elect to dissolve;

(m)          engage, directly or indirectly, in a business other than the business which is being conducted on the date hereof (and any business substantially similar, related, or incidental thereto) (except as to Parent as to which the foregoing shall not apply), wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations;

(n)          pay any principal or other amount on any Indebtedness that is contractually subordinated to Lender in violation of the applicable subordination or intercreditor agreement;

(o)          enter into any transaction with an Affiliate other than on arms-length terms disclosed to Lender in writing and transactions expressly permitted under this Agreement;

(p)          change its state of organization or enter into any transaction which has the effect of changing its state of organization except as provided for in Section 5.8;

(q)          agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party Obligor’s Organic Documents, except for such amendments or other modifications required by applicable law or that are not adverse to Lender, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Lender no less than five (5) Business Days prior to being effectuated;

(r)          enter into or assume any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired; or

(s)          create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than any Loan Document) of any kind on the ability of any such Person to pay or make any dividends or distributions to Borrower, to pay any of the Obligations, to make loans or advances or to transfer any of its property or assets to Borrower.

5.28       Financial Covenant. Each Loan Party Obligor shall at all times comply with the Financial Covenant described on Schedule F.

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6.	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.

6.1           Release. Borrower and each other Loan Party Obligor, on behalf of itself and its successors, assigns, heirs, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and any and all Participants, their successors and assigns, their Affiliates, their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Lender (the “Released Parties”) of and from any and all liability, including all actual or potential claims, demands or causes of action of any kind, nature or description whatsoever, whether arising in law or equity or under contract or tort or under any state or federal law or otherwise which Borrower or any other Loan Party Obligor or any of their successors, assigns, or other legal representatives has had, now has or has made claim to have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever, including any liability arising from acts or omissions pertaining to the transactions contemplated by this Agreement and the other Loan Documents, whether based on errors of judgment or mistake of law or fact, from the beginning of time to and including the date hereof, whether such claims, demands and causes of action are matured or known or unknown. Notwithstanding any provision in this Agreement to the contrary, this Section 6.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans. Such release is made on the date hereof and remade upon each request for a Loan or Letter of Credit by Borrower.

6.2           Limitation of Liability. In no circumstance will any of the Released Parties be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 6.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

6.3           Indemnity. Each Loan Party Obligor hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys’ fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Document or any of the Obligations, including any transactions or occurrences relating to the issuance of any Letter of Credit, any Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including any loss or claim due to any action or inaction taken by the issuer of any Letter of Credit or Lender) (and for this purpose any charges to Lender by any issuer of Letters of Credit shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to any Loan Party or the Obligations (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 6.3 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

7.	EVENTS OF DEFAULT AND REMEDIES.

7.1          Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)          if any warranty, representation, statement, report or certificate made or delivered to Lender by or on behalf of any Loan Party Obligor or any Other Obligor is untrue or misleading in any material respect or, to the extent already qualified by materiality, in any respect;

(b)          if any Loan Party Obligor or any Other Obligor fails to pay to Lender, (i) when due, any principal or interest payment required under this Agreement or any other Loan Document, or (ii) within three (3) Business Days when due, any other monetary Obligation;

(c)          if any Loan Party or any Other Obligor breaches any covenant or obligation contained in:

(i)          Sections 4.1, 4.6, 4.7, 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.10, 5.11, 5.13, 5.14, 5.15, 5.21, 5.22, 5.23, 5.24, 5.25, 5.27, 5.28, 8.1, 8.5, 8.12, 9, 10.7 or 10.13 of this Agreement; or

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(ii)         any other Section of this Agreement or any other Loan Document (to the extent such breach is not otherwise embodied in any other provision of this Section 7.1 for which a different cure period is specified or which constitutes an immediate Event of Default under this Agreement or the other Loan Documents), which is not cured to Lender’s satisfaction within seven (7) days after the earlier to occur of (A) the date upon which any officer or director of any Loan Party Obligor knew of such breach, or (B) the date upon which written notice thereof is given to Borrower by Lender, provided that such cure period shall not apply in the case of any breach which is not capable of being cured within such seven day period;

(d)          if one or more judgments aggregating in excess of $250,000 is obtained against any Loan Party Obligor or any Other Obligor (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) which remains unstayed for more than ten days or is enforced;

(e)          any default with respect to any Indebtedness in excess of $100,000 (other than the Obligations) of any Loan Party Obligor or any Other Obligor if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof;

(f)          the dissolution, death, termination of existence, insolvency or business failure or suspension or cessation of business as usual of any Loan Party Obligor or any Other Obligor which is an entity (or of any general partner of any Loan Party or any Other Obligor if it is a partnership);

(g)          if any Loan Party Obligor or any Other Obligor shall apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated as bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h)          the commencement of an involuntary case or other proceeding against any Loan Party Obligor or any Other Obligor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, which is not discharged or dismissed within sixty days, or if an order for relief is entered against any Loan Party Obligor or any Other Obligor under any bankruptcy, insolvency or other similar applicable law as now or hereafter in effect;

(i)          the actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations;

(j)          if any Loan Party Obligor or Other Obligor makes any payment on account of any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Person who has subordinated such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto;

(k)          if there is any actual indictment of any Loan Party Obligor, any Loan Party Obligor’s officers, any Other Obligor or any Other Obligor’s officers under any criminal statute or commencement of criminal proceedings against any such Person;

(l)          if a Change of Control shall occur;

(m)       the occurrence of a Material Adverse Effect;

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(n)          if any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on any Accounts or, with respect to other Collateral, a material portion thereof, or any Loan Party Obligor or any Other Obligor shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby;

(o)          if any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto) or any Loan Party Obligor shall deny the enforceability of any provision thereof;

(p)          if (A) the outstanding balance of all Revolving Loans and the Letter of Credit Balance exceeds, at any time, the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base, or (B) any of the Loan Limits for Revolving Loans are, at any time, exceeded; or

(q)          (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000.

7.2          Remedies with Respect to Lending Commitments/Acceleration/Etc. Upon the occurrence of an Event of Default, Lender may, in Lender’s sole discretion, (i) terminate all or any portion of its obligations to lend to or extend credit to Borrower under this Agreement or any other Loan Document, without prior notice to any Loan Party Obligor, (ii) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), or (iii) take any and all other and further actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 7.1(g) or Section 7.1(h), without notice, demand or other action by Lender all of the Obligations shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

7.3          Remedies with Respect to Collateral. Without limiting any rights or remedies Lender may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuation of an Event of Default:

(a)          Any and All Remedies. Lender may take any and all actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity (including all rights of a secured creditor under the UCC), and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.

(b)          Collections; Modifications of Terms. Lender may but shall be under no obligation to (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Lender; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party Obligor’s name, and apply any such collections against the Obligations as Lender may elect; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew, settle or discharge any rights or benefits of each Loan Party Obligor with respect to or in and to any Collateral, or deal with the Collateral as Lender may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral as Lender deems necessary or proper in its reasonable discretion, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party Obligor and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Lender under this Agreement or any other Loan Document.

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(c)          Insurance. Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party Obligor’s name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Lender may be applied by Lender against payment of all or any portion of the Obligations as Lender may elect in its reasonable discretion.

(d)           Possession and Assembly of Collateral. Lender may take possession of the Collateral and, without removal, render each Loan Party Obligor’s Equipment unusable. Upon Lender’s request, each Loan Party Obligor shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender.

(e)           Set-off. Lender may and without any notice to, consent of or any other action by any Loan Party Obligor (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Lender or any Affiliate of Lender, and (ii) any Indebtedness at any time owing by Lender or any Affiliate of Lender or any Participant in the Loans to or for the credit or the account of any Loan Party Obligor, to the repayment of the Obligations irrespective of whether any demand for payment of the Obligations has been made.

(f)            Disposition of Collateral.

(i)          Lender may, without demand, advertising or notice, all of which each Loan Party Obligor hereby waives (except as the same may be required by the UCC or other applicable law and is not waivable under the UCC or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Lender (provided such price and terms are commercially reasonable within the meaning of the UCC to the extent such sale or other disposition is subject to the UCC requirements that such sale or other disposition must be commercially reasonable), (A) sell, lease, license or otherwise dispose of any and all Collateral, or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Lender may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Lender in its reasonable discretion. To the extent permitted by applicable law, Lender may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Lender may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Lender to the purchase price payable in connection with such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any public sale of any Collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned without being required to give a new notice of sale or disposition, provided, however, that Lender shall provide the applicable Loan Party Obligor with written notice of the time and place of such postponed or adjourned sale. Each Loan Party Obligor hereby acknowledges and agrees that Lender’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii)         Each Loan Party Obligor shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.

(iii)        Lender may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including warranties of title, possession, merchantability and fitness for a particular purpose. Each Loan Party Obligor hereby acknowledges and agrees that Lender’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Lender sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrower will be credited only with payments actually made in cash by the recipient of such Collateral and received by Lender and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant this Section 7.3(f) on credit, Lender may re-offer the Collateral for sale, lease, license or other disposition.

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(g)          Investment Property; Voting and Other Rights; Irrevocable Proxy.

(i)          All rights of each Loan Party Obligor to exercise any of the voting and other consensual rights which it would otherwise be entitled to exercise in accordance with the terms hereof with respect to any Investment Property, and to receive any dividends, payments, and other distributions which it would otherwise be authorized to receive and retain in accordance with the terms hereof with respect to any Investment Property, shall immediately, at the election of Lender (without requiring any notice) cease, and all such rights shall thereupon become vested solely in Lender, and Lender (personally or through an agent) shall thereupon be solely authorized and empowered, without notice, to (a) transfer and register in its name, or in the name of its nominee, the whole or any part of the Investment Property, it being acknowledged by each Loan Party Obligor that any such transfer and registration may be effected by Lender through its irrevocable appointment as attorney-in-fact pursuant to Section 7.3(g)(ii) and Section 4.4 of this Agreement, (b) exchange certificates and/or instruments representing or evidencing Investment Property for certificates and/or instruments of smaller or larger denominations, (c) exercise the voting and all other rights as a holder with respect to all or any portion of the Investment Property (including all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member or as a shareholder (as applicable) of the Issuer), (d) collect and receive all dividends and other payments and distributions made thereon, (e) notify the parties obligated on any Investment Property to make payment to Lender of any amounts due or to become due thereunder, (f) endorse instruments in the name of each Loan Party Obligor to allow collection of any Investment Property, (g) enforce collection of any of the Investment Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (h) consummate any sales of Investment Property or exercise any other rights as set forth in Section 7.3(f) hereof, (i) otherwise act with respect to the Investment Property as though Lender was the outright owner thereof, and (j) exercise any other rights or remedies Lender may have under the other Loan Documents, the UCC, other applicable law, or otherwise.

(ii)         EACH LOAN PARTY OBLIGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS LENDER AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH LOAN PARTY OBLIGOR WITH RESPECT TO ALL OF EACH SUCH LOAN PARTY OBLIGOR’S INVESTMENT PROPERTY WITH THE RIGHT, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITHOUT NOTICE, TO TAKE ANY OF THE FOLLOWING ACTIONS: (A) TRANSFER AND REGISTER IN LENDER’S NAME, OR IN THE NAME OF ITS NOMINEE, THE WHOLE OR ANY PART OF THE INVESTMENT PROPERTY, (B) VOTE THE PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO, (C) RECEIVE AND COLLECT ANY DIVIDEND OR ANY OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF, OR IN EXCHANGE FOR, THE INVESTMENT PROPERTY OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO ANY LOAN PARTY OBLIGOR FOR THE SAME, (D) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES, AND REMEDIES (INCLUDING ALL ECONOMIC RIGHT’S, ALL CONTROL RIGHTS, AUTHORITY AND POWERS, AND ALL STATUS RIGHTS OF EACH LOAN PARTY OBLIGOR AS A MEMBER OR AS A SHAREHOLDER (AS APPLICABLE) OF THE ISSUER) TO WHICH A HOLDER OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR SHAREHOLDERS, CALLING SPECIAL MEETINGS OF MEMBERS OR SHAREHOLDERS, AND VOTING AT SUCH MEETINGS), AND (E) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH LENDER MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF LENDER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) ALL OF THE OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND (Y) LENDER HAS NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (IT BEING UNDERSTOOD AND AGREED THAT SUCH OBLIGATIONS WILL BE AUTOMATICALLY REINSTATED IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY LENDER FOR ANY REASON WHATSOEVER, INCLUDING AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY LENDER IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL HEREBY BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF LENDER AS PROXY AND AS ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN ANY ORGANIC DOCUMENTS OF ANY LOAN PARTY OBLIGOR, ANY ISSUER, OR OTHERWISE.

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(iii)        In order to further effect the foregoing transfer of rights in favor of Lender, during the continuance of an Event of Default, each Loan Party Obligor hereby authorizes and instructs each Issuer of Investment Property pledged by such Loan Party Obligor to comply with any instruction received by such Issuer from Lender without any other or further instruction from such Loan Party Obligor, and each Loan Party Obligor acknowledges and agrees that each Issuer shall be fully protected in so complying, and to pay any dividends, distributions, or other payments with respect to any of the Investment Property directly to Lender.

(iv)        Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party Obligor with respect to any of the Pledged Equity or other Investment Property, as applicable (other than to Lender), are hereby revoked, and no subsequent proxies (other than to Lender) will be given with respect to any of the Pledged Equity or any of the other Investment Property, as applicable, unless Lender otherwise subsequently agrees in writing. Lender, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Pledged Equity and the other Investment Property at any and all times during the existence of an Event of Default, including at any meeting of shareholders or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, Lender shall have no agency, fiduciary, or other implied duties to any Loan Party Obligor, any Issuer, any Loan Party, or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Loan Party Obligor hereby waives and releases any claims that it may otherwise have against Lender with respect to any breach, or alleged breach, of any such agency, fiduciary, or other duty.

(v)         Any transfer to Lender or its nominee, or registration in the name of Lender or its nominee, of the whole or any part of the Investment Property shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of any of the Investment Property. Notwithstanding the delivery by Lender of any instruction to any Issuer or any exercise by Lender of an irrevocable proxy or otherwise, Lender shall not be deemed the owner of, or assume any obligations or any liabilities whatsoever of the owner or holder of, any Investment Property unless and until Lender expressly accepts such obligations in a duly authorized and executed writing and agrees in writing to become bound by the applicable Organic Documents or otherwise becomes the owner thereof under applicable law (including through a sale as described in Section 7.3(f) hereof). The execution and delivery of this Agreement shall not subject Lender to, or transfer or pass to Lender, or in any way affect or modify, the liability of any Loan Party Obligor under the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise. In no event shall the execution and delivery of this Agreement by Lender, or the exercise by Lender of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Loan Party Obligor to, under, or in connection with any of the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise.

(h)          Election of Remedies. Lender shall have the right in Lender’s sole discretion to determine which rights, security, Liens or remedies Lender may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Lender’s other rights, security, Liens or remedies with respect to such Property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document.

(i)          Lender’s Obligations. Each Loan Party Obligor agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party Obligor or any other Person. Lender shall not be responsible to any Loan Party Obligor or any other Person for loss or damage resulting from Lender’s failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party Obligor to Lender.

(j)          Waiver of Rights by Loan Party Obligors. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party Obligor waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party Obligor may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) to the extent permitted by applicable law, all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

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8.	LOAN GUARANTY.

8.1          Guaranty. Each Loan Party Obligor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Borrower, any Loan Party Obligor or any Other Obligor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Loan Party Obligor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Lender that extended any portion of the Obligations.

8.2          Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Party Obligor waives any right to require Lender to sue or otherwise take action against Borrower, any other Loan Party Obligor, any Other Obligor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

8.3          No Discharge or Diminishment of Loan Guaranty.

(a)          Except as otherwise expressly provided for herein, the obligations of each Loan Party Obligor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the existence, structure or ownership of Borrower or any Obligor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower or any Obligor, or their assets or any resulting release or discharge of any obligation of Borrower or any Obligor; or (iv) the existence of any claim, setoff or other rights which any Loan Party Obligor may have at any time against Borrower, any Obligor, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)          The obligations of each Loan Party Obligor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by Borrower or any Obligor, of the Obligations or any part thereof.

(c)          Further, the obligations of any Loan Party Obligor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Obligor; (iv) any action or failure to act by Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party Obligor or that would otherwise operate as a discharge of any Loan Party Obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

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8.4           Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party Obligor hereby waives any defense based on or arising out of any defense of any Loan Party Obligor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Loan Party Obligor, other than the payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Loan Party Obligor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Borrower, any Obligor, any other Person or any Collateral. Each Loan Party Obligor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any Obligor or exercise any other right or remedy available to it against Borrower, any Obligor or any Collateral, without affecting or impairing in any way the liability of any Loan Party Obligor under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party Obligor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party Obligor against Borrower or any Obligor or any security.

8.5           Rights of Subrogation. No Loan Party Obligor will assert any right, claim or cause of action, including any claim of subrogation, contribution or indemnification that it has against Borrower or any Obligor, or any Collateral, until the Termination Date.

8.6           Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or any other Person, or otherwise, each Loan Party Obligor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Party Obligors forthwith on demand by Lender. This Section 8.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

8.7           Information. Each Loan Party Obligor assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Loan Party Obligor assumes and incurs under this Loan Guaranty, and agrees that Lender shall not have any duty to advise any Loan Party Obligor of information known to it regarding those circumstances or risks.

8.8           Termination. To the maximum extent permitted by law, each Loan Party Obligor hereby waives any right to revoke this Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Loan Party Obligor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Lender, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Lender of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender, (d) no payment by Borrower, any other Loan Party Obligor, or from any other source, prior to the date of Lender’s receipt of written notice of such revocation, shall reduce the maximum obligation of any Loan Party Obligor hereunder, and (e) any payment, by Borrower or from any source other than a Loan Party Obligor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Loan Party Obligor hereunder.

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8.9           Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party Obligor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Party Obligor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Party Obligors or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party Obligor’s “Maximum Liability”). This Section 8.9 with respect to the Maximum Liability of each Loan Party Obligor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Loan Party Obligor nor any other Person shall have any right or claim under this Section 8.9 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party Obligor hereunder shall not be rendered voidable under applicable law. Each Loan Party Obligor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party Obligor without impairing this Loan Guaranty or affecting the rights and remedies of Lender hereunder, provided that nothing in this sentence shall be construed to increase any Loan Party Obligor’s obligations hereunder beyond its Maximum Liability.

8.10        Contribution.

(a)          To the extent that any Loan Party Obligor shall make a payment under this Loan Guaranty of all or any of the Obligations (other than Loans made to that Loan Party Obligor, if applicable, for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party Obligor, exceeds the amount that such Loan Party Obligor would otherwise have paid if each Loan Party Obligor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Loan Party Obligor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of all Lender’s lending commitments, such Loan Party Obligor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each Loan Party Obligor Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)          As of any date of determination, the “Allocable Amount” of any Loan Party Obligor shall be equal to the maximum amount of the claim that could then be recovered from such Loan Party Obligor under this Loan Guaranty without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)          This Loan Guaranty is intended only to define the relative rights of Loan Party Obligors and nothing set forth in this Loan Guaranty is intended to or shall impair the obligations of Loan Party Obligors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including this Loan Guaranty. Nothing contained in this Loan Guaranty shall limit the liability of any Loan Party Obligor to pay the Loans made directly or indirectly to that Loan Party Obligor, if applicable, and accrued interest, fees and expenses with respect thereto for which such Loan Party Obligor shall be primarily liable.

8.11        Liability Cumulative. The liability of each Loan Party Obligor under this Section 8 is in addition to and shall be cumulative with all liabilities of each Loan Party Obligor to Lender under this Agreement and the other Loan Documents to which such Loan Party Obligor is a party or in respect of any obligations or liabilities of the other Loan Party Obligors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

8.12       Subordination. Each of the Persons composing Loan Party Obligors hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness or other liabilities owing by any Loan Party Obligor to any other Loan Party Obligor is hereby subordinated to the prior payment in full in cash of the Obligations and the termination of all of Lender’s lending commitments under this Agreement. Each Loan Party Obligor hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Loan Party Obligor will not demand, sue for or otherwise attempt to collect any indebtedness or any such liability of any other Loan Party Obligor owing to such Loan Party Obligor until the Obligations shall have been paid in full in cash and the termination of all of Lender’s lending commitments under this Agreement. If, notwithstanding the foregoing sentence, such Loan Party Obligor shall collect, enforce or receive any amounts in respect of such indebtedness or liabilities, such amounts shall be collected, enforced and received by such Loan Party Obligor as trustee for Lender, and such Loan Party Obligor shall deliver any such amounts to Lender for application to the Obligations in accordance with Section 4.2.

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9.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.

(a)          Any and all payments by or on account of any obligation of the Loan Party Obligors hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Loan Party Obligors to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(b)          If any Loan Party Obligor shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Loan Party Obligor shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party Obligor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Party Obligors shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Lender or other Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Lender or other Recipient, Borrower shall deliver to Lender or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Lender or such other Recipient, as the case may be.

(c)          Without limiting the provisions of subsections (a) and (b) above, the Loan Party Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)          Without limiting the provisions of subsections (a) through (c) above, each Loan Party Obligor shall, and does hereby, on a joint and several basis, indemnify Lender and each other Recipient (and their respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 9) paid or incurred by Lender or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party Obligor thereof, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the reasonable fees, charges and disbursements of any counsel or other tax advisor for Lender or any other Recipient (or their respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower shall be conclusive absent manifest error. Notwithstanding any provision in this Agreement to the contrary, this Section 9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

(e)          Lender shall deliver to Borrower and each Participant shall deliver to the applicable Lender granting the participation, at the time or times prescribed by applicable laws, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Lender granting a participation, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) Lender’s or Participant’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Recipient by the Loan Party Obligors pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction; provided each Recipient shall only be required to deliver such documentation as it may legally provide.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

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(i)          if Lender (or any Participant) is a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall deliver to Borrower (or Lender if it has granted a participation to such Participant) an executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Borrower (or Lender if it has granted a participation to such Participant) as will enable Borrower (or Lender if it has granted a participation to such Participant) as the case may be, to determine whether or not Lender (or such Participant) is subject to backup withholding or information reporting requirements under the Code; or

(ii)         if Lender (or any Participant) is not a “United States person” within the meaning of Section 770(a)(30) of the Code (a “Non-U.S. Recipient”), it shall deliver to Borrower (and Lender in case the Non-U.S. Recipient is a Participant) on or prior to the date on which such Non-U.S. Person becomes a party to this Agreement or a Participant (and from time to time thereafter upon the reasonable request of Borrower or Lender granting the participation but only if such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: (I) executed originals of Internal Revenue Service Form W-8BEN-E or successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party; (II) executed originals of Internal Revenue Service Form W-8ECI; (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation; (IV) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; and/or (V) executed originals of any other form prescribed by applicable law (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Lender granting a participation to determine the withholding or deduction required to be made. Each Non-U.S. Recipient shall promptly notify Borrower (or any Lender granting a participation if the Non-U.S. Recipient is a Participant) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f)          If a payment made to Lender or other Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender or such other Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender or such other Recipient shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9 (including by the payment of additional amounts pursuant to this Section 9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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10.	GENERAL PROVISIONS.

10.1       Notices.

(a)          Notice by Approved Electronic Communications.

Lender and each of its Affiliates are authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. Lender is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to an electronic platform designated by Lender. All uses of Approved Electronic Communications shall be governed by and subject to, in addition to the terms of this Agreement, the separate terms, conditions and privacy policy posted or referenced in such system (or such terms, conditions and privacy policy as may be updated from time to time, including on such system, such updates not to materially degrade the rights of users under such terms, conditions, and privacy policy) and any related contractual obligations executed by Lender and Loan Party Obligors in connection with the use of such system. None of Lender or any of its Affiliates or related Persons warrants the availability of any electronic platform, and Lender and such Affiliates disclaim all liability for downtime therein. No warranty of any kind is made by Lender or any of its Affiliates or related Persons in connection with any electronic platform with respect to (i) the merchantability of such platform, (ii) the platform's fitness for a particular purpose, (iii) non-infringement of third-party rights due to the functions or performance of the platform or its use, (iv) the freedom of the platform from viruses or other code defects, or (v) the availability of the platform. Each of Borrower and each other Loan Party Obligor executing this Agreement agrees that Lender has no responsibility for maintaining or providing any client-side equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for any Approved Electronic Communication.

No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Lender and the Loan Party Obligors may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to this Agreement, any other Loan Document, the Uniform Commercial Code, the Federal Electronic Signatures in Global and National Commerce Act (“ESIGN”), State enactments of the Uniform Electronic Transactions Act (and equivalents) and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed, provided that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(b)          All Other Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder, other than those approved for or required to be delivered by Approved Electronic Communications (including pursuant to Section 10.1(a)), shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or sent by email to the applicable party at its address or email address indicated below,

If to Lender:

Santander Bank, N.A.

Mail Code: MA2-6560-CB16

28 State Street, 16th Floor

Boston, MA 02109

Attention: John P. Nuzzo, Vice President

Email: johnpaul.nuzzo@Santander.us

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with a copy to (provided such copy shall not constitute notice hereunder):

Riemer & Braunstein LLP

Three Center Plaza, 6th Floor

Boston, Massachusetts 02108

Attention: Kevin Murtagh, Esquire

Email: Kmurtagh@Riemerlaw.com

If to Administrative Borrower:

Janel Group, Inc.

303 Merrick Road, Suite 400

Lynbrook, New York 11563

Attention: Mr. Brendan J. Killackey

Email: bkillackey@janelcorp.com

with a copy to (provided such copy shall not constitute notice hereunder):

Neuberger Quinn Gielen Rubin Gibber P.A.

One South Street, 27th Floor

Baltimore, Maryland 21202

Attention: Hillel Tender, Esquire

Email: HT@NQGRG.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (a) when personally delivered, (b) three Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (c) one Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (d) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

10.2       Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

10.3       Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party Obligor and thereto and Lender and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.4       Waivers. The failure of Lender at any time or times to require any Loan Party Obligor to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically waived in writing by an authorized officer of Lender and delivered to Borrower. Each Loan Party Obligor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which such Loan Party Obligor is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

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10.5        Amendment. This Agreement may not be amended or modified except in a writing executed by Borrower, the other Loan Party Obligors party hereto (to the extent such amendment is directly adverse to such Loan Party Obligor), and Lender.

10.6        Time of Essence. Time is of the essence in the performance by each Loan Party Obligor of each and every obligation under this Agreement and the other Loan Documents.

10.7        Expenses, Fee and Costs Reimbursement. Borrower hereby agrees to promptly pay: (i) all reasonable out of pocket costs and expenses of Lender (including the out of pocket fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of Lender) in connection with: (A) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (B) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (C) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (D) the performance by Lender of its rights and remedies under the Loan Documents, including enforcing or defending the Loan Documents, irrespective of whether suit is brought, or in taking any action in respect of Collateral, (E) the administration of the Loans (including usual and customary fees for wire transfers and other transfers or payments received by Lender on account of any of the Obligations) and Loan Documents, (F) any amendments, modifications, consents and waivers to or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (G) any periodic public record searches conducted by or at the request of Lender (including title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, (H) audits, inspections and examination (including field examinations) up to the amount of any limitation in this Agreement, (I) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (J) any litigation, dispute, suit or proceeding relating to any Loan Document, and (K) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Lender); and (ii) without limitation of the preceding clause (i), all out of pocket costs and expenses of Lender in connection with Lender’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder. Any fees, costs and expenses owing by Borrower or other Loan Party Obligor hereunder shall be due and payable within three days after written demand therefor.

10.8        Benefit of Agreement; Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower, each other Loan Party Obligor and Lender; provided that, neither Borrower nor any other Loan Party Obligor may assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release any Loan Party Obligor from its liability for any of the Obligations. Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents to one or more other Persons, and each Loan Party Obligor agrees to execute all agreements, instruments and documents requested by Lender in connection with each such assignments. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank.

10.9        Recordation of Assignment. In respect of any assignment of all or any portion of Lender’s interest in this Agreement and any other Loan Document at any time and from time to time, the following provisions shall be applicable:

(a)          Borrower, or any agent appointed by Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Loans or any commitment to lend hereunder, and the principal amount and stated interest payable to such Person hereunder or committed by such Person under such Person’s lending commitment. Borrower hereby irrevocably appoints Lender (or any assignee of Lender) as Borrower’s non-fiduciary agent for the purpose of maintaining the Register.

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(b)          In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to Lender (or such assignee then maintaining the Register) an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including the amount and nature of the Obligations or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c)          Subject to receipt of any required tax forms reasonably required by Lender, such Person shall record the subject transfer, assignment and assumption in the Register. Anything contained in this Agreement or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 10.9(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

10.10     Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, Lender may), at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder or under any other Loan Document (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations hereunder and under the other Loan Documents, and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender, provided, however, a Participant shall be entitled to the benefits of Section 9 as if it were a Lender if Borrower is notified of the Participation and the Participant complies with Section 9(e). Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the prior written consent of Lender and shall be subject to the obligation of each Participant to share with Lender its share thereof. Borrower also agrees that each Participant shall be entitled to the benefits of Section 10.9 as if it were Lender. Notwithstanding the granting of any such participating interests: (i) Borrower shall look solely to Lender for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (ii) Borrower shall at all times have the right to rely upon any amendments, waivers or consents signed by Lender as being binding upon all of the Participants, and (iii) all communications in respect of this Agreement and such transactions shall remain solely between Borrower and Lender (exclusive of Participants) hereunder. Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register as to the participations granted and transferred under this Section containing the same information specified in Section 10.9 on the Register as if the each Participant were a Lender to the extent required to cause the Loans to be in registered form for the purposes of Sections 163(F), 165(J), 871, 881, and 4701 of the Code.

10.11     Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

10.12     USA PATRIOT Act Notification. Lender hereby notifies the Loan Party Obligors that, pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Lender to identify such Persons in accordance with the Patriot Act.

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10.13     Confidentiality and Publicity.

(a)          Loan Party Obligors agree to submit to Lender, and Lender reserves the right to review and approve, all materials that Loan Obligor Parties or any of their Affiliates prepares and which are intended for public disclosure or disclosure to a third party not otherwise permitted under the immediately preceding sentence, that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Loan Obligor Parties shall not, and shall not permit any of their respective Affiliates to, use Lenders’ name (or the name of any of Lenders’ Affiliates) in connection with any of its business operations, including advertising, marketing or press releases or such other similar purposes, without Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b)          Lender shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all Confidential Information, provided, that Lender and its Affiliates shall have the right to disclose Confidential Information to the following Persons (and with respect to Persons covered under clauses (i), (ii), (iii), (iv), (v) and (vi), if it directs such Persons not to disclose such Confidential Information as required under this Agreement):

(i)          such Person’s Affiliates;

(ii)         such Person’s or such Person’s Affiliates’ lenders, funding or financing sources and rating agencies;

(iii)        such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants and portfolio management services;

(iv)        any successor or assign of any Lender;

(v)         any Person to whom any Lender offers to sell, assign or transfer any Loan or any part thereof or any interest or participation therein;

(vi)        any Person that provides statistical analysis and/or information services to Lender or its Affiliates;

(vii)       any Person (A) to the extent required by applicable law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document; and

(viii)      any Person to the extent required by any subordination or intercreditor agreement relating to the Obligations.

(c)          Notwithstanding any provision of any Loan Document, Borrower and each other Loan Party Obligors consent to the publication by Lender of a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

(d)          The obligations of Lender and its Affiliates under this Section 10.13 shall supersede and replace any other confidentiality obligations agreed to by Lender or its Affiliates.

10.14      Counterparts; Fax/Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.

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10.15         GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

10.16         CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH ANY LOAN PARTY OBLIGOR IS A PARTY SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY OBLIGOR AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.16. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY OBLIGOR AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

Borrower:

JANEL GROUP, INC., a New York corporation

By:	/s/
Name:	Brendan J. Killackey
Title:	Vice President

PCL TRANSPORT, LLC, a New Jersey limited liability company

By:	/s/
Name:	Brendan J. Killackey
Title:	Vice President

JANEL ALPHA GP, LLC, a Delaware limited liability company

By:	/s/
Name:	Brendan J. Killackey
Title:	Vice President

W.J. BYRNES & CO., INC., a California corporation

By:	/s/
Name:	Brendan J. Killackey
Title:	Vice President

LIBERTY INTERNATIONAL, INC., a Rhode Island corporation

By:	/s/
Name:	Brendan J. Killackey
Title:	Vice President

THE JANEL GROUP OF GEORGIA, INC., a Georgia corporation

By:	/s/
Name:	Brendan J. Killackey
Title:	Vice President

Loan Party Obligors:

JANEL CORPORATION, a Nevada corporation

By:	/s/
Name:	Brendan J. Killackey
Title:	President and Chief Executive Officer

Lender:

SANTANDER BANK, N.A.

By:	/s/
Name:
Title:

By:	/s/
Name:
Title:

Disclosure Schedule

Section 1

(a)          Jurisdictions of Formation; Foreign Business Qualifications:

LOAN PARTY	JURISDICTION OF FORMATION	FOREIGN BUSINESS QUALIFICATIONS

(b)          Names:

LOAN PARTY OBLIGOR LEGAL NAME	PRIOR LEGAL NAMES	EXISTING TRADE NAMES	PRIOR TRADE NAMES

(c)          Collateral Locations1:

LOAN PARTY OBLIGOR	COLLATERAL DESCRIPTION	COLLATERAL LOCATION OR PLACE OF BUSINESS (INCLUDING CHIEF EXECUTIVE OFFICE)	OWNER/LESSOR (IF LEASED)

1 Limit representation to chief executive office and offices where there is equipment valued in the aggregate at more than $25,000

Disclosure Schedule - 1

(d)          Collateral in Possession of Lessor, Bailee, Consignee, or Warehouseman:

LOAN PARTY OBLIGOR	ADDRESS	LESSOR/BAILEE/CONSIGNEE/ WAREHOUSEMAN

(e)          Litigation:                                                                         None

(f)          Capitalization of Loan Parties:

Loan Party	Equity-holder	Equity Description	Percentage of Outstanding Equity Issued by Loan Party	Certificate (Indicate No.)

(g)          Other Investment Property:

Loan Party	Investment Property Description

(h)          Material Contracts

2.          Commercial Tort Claims

Disclosure Schedule - 2

3.          Deposit Accounts / Other accounts:

Loan Party Obligor	Name of Financial Institution	Account Number (* indicates account is approved for funding of loan proceeds)	Purpose of Account	Is the Account a “Restricted Account” as defined in Schedule B (Yes or No?)

4.          Intellectual Property:

(a)          Patents and Patent Licenses

Loan Party Obligor	Patent Registration Number	Registration Date	Patent Application Number	Application Date

(b)          Trademarks and Trademark Licenses

Loan Party Obligor	Trademark Title	Trademark Application Number	Trademark Registration Number	Date of Application	Date of Registration

Disclosure Schedule - 3

(c)          Copyrights and Copyright Licenses

Loan Party Obligor	Copyright Title	Copyright Registration Date	Copyright Registration Number	Copyright Application Number

5.          Insurance:

6.          Permitted Indebtedness:

7.          Permitted Liens:

Disclosure Schedule - 4

1(h). Material Contracts

(i) Employment Agreements

(ii) Collective Bargaining

(iii) Managerial or Consulting Agreements

(iv) Agreement regarding assets or operations

(v) Patent, Trademark, Copyright Licenses

(vi) Distribution or Supply Agreements

(vii) Customer agreements

(viii) LLC Agreements

(ix) Real Estate Leases

(x) Agreements which breach of such agreement could result in a Material Adverse Effect

Disclosure Schedule - 5

Schedule A

Description of Certain Terms

1. Loan Limits for Revolving Loans and Letters of Credit:
a) Maximum Revolving Facility Amount:	$10,000,000
(b) Accounts Advance Rate:	85%
(c) Foreign Accounts Sublimit:	$1,500,000
(e) Letter of Credit Limit:	$500,000
2. Interest Rates:
(a) Base Rate Loans:	Base Rate plus Base Rate Margin
(b) LIBOR Rate Loans:	LIBOR Rate plus LIBOR Rate Margin
3. Maximum Days re Eligible Accounts:
(a) Maximum days:	More than ninety (90) days from invoice date and sixty (60) days from due date

4. Maturity Date:	October 17, 2020

Schedule A-1

Schedule B

Definitions

Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter-of-Credit Right, Proceeds, Supporting Obligations and Tangible Chattel Paper.

As used in this Agreement, the following terms have the following meanings:

“Accounts Advance Rate” means the percentage set forth in Section 1(b) of Schedule A.

“Advance Rates” means the Accounts Advance Rate.

“Affiliate” means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including any officer or director of the first Person or any of its Affiliates. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

“Agent” means a third-party domestic or foreign, non-vessel operating common carrier or freight forwarder with whom a Loan Party Obligor contracts to perform certain services for such Loan Party related to the delivery of freight.

“Agreement” and “this Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Amount” has the meaning set forth in Section 8.10.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, or electronic service, whether owned, operated or hosted by Lender, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Lender pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Lender specifically instructs a Person to deliver in physical form.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Base Rate” means the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal as the “prime rate” then in effect, provided that, if such rate of interest becomes unavailable for any reason, the “Base Rate” means the rate of interest per annum announced by Santander Bank, N.A. from time to time as its “prime rate” (such rate is a reference rate only and Santander bank, N.A. may make loans or other extensions of credit at, above or below it). Any change in the “prime rate” shall take effect at the opening of business on the effective date of the relevant change.

“Base Rate Loan” means, as of any date of determination, the portion of the Revolving Loans outstanding as of such date that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means .50%.

“Blocked Account” has the meaning set forth in Section 4.1.

Schedule B-1

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means (i) the aggregate amount of Eligible Accounts in respect of which clause (vii)(1) of the definition of Eligible Account applies, multiplied by the Accounts Advance Rate plus (ii) Eligible Accounts in respect of which clause (vii)(2) of the definition of Eligible Account applies, multiplied by the Accounts Advance Rate (but in no event to exceed the Foreign Accounts Sublimit) minus (iii) the Letter of Credit Balance minus (iv) all Reserves which Lender has established pursuant to Section 1.2.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in United States dollar deposits in the London interbank market.

“Capital Expenditures” means as to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Cash Taxes” means, for the applicable period, for the Loan Parries on a consolidated basis, the aggregate of all income taxes of such Persons as determined in accordance with GAAP, to the extent the same are paid in cash.

“CFC” means a controlled foreign corporation (as such term is defined in the Code).

“Change of Control” means that:

(a)          any Person (other than Oaxaca and its Affiliates pursuant to the exercise of the Oaxaca Warrant) or two or more Persons acting in concert (other than Oaxaca and its Affiliates pursuant to the exercise of the Oaxaca Warrant), shall have acquired beneficial ownership, directly or indirectly, of equity interests of Parent (or other securities convertible into such equity interests) representing 30% or more of the combined voting power of all equity interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b)          any Person (other than Oaxaca and its Affiliates pursuant to the exercise of the Oaxaca Warrant) or two or more Persons acting in concert (other than Oaxaca and its Affiliates pursuant to the exercise of the Oaxaca Warrant), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests,

(c)          during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors, or

(d)          Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party.

“Change of Law” has the meaning set forth in Section 1.9.

Schedule B-2

“Closing Date” means October 17, 2017.

“CMLTD” means, as of any date of calculation, the current maturities of long term Indebtedness (excluding that portion of the Obligations consisting of Revolving Loans), as determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property in or upon which a security interest, mortgage, pledge or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of each Loan Party Obligor described in Section 3.1, other than Excluded Collateral.

“Collections” has the meaning set forth in Section 4.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit F hereto to be signed by the Chief Financial Officer or President of Borrower.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Covenant Compliance Period” means the most recently ended quarter in any Fiscal Year.

“Confidential Information” means all non-written information designated as confidential and all written information, in each case, received from any Loan Party Obligor, or any of their Affiliates and their employees, officers, directors or advisors relating to the Loan Party Obligors or their operations, other than any such information that becomes generally available to the public or becomes available to Lender from a source other than any Loan Party Obligor or any of their Affiliates and their employees, officers, directors or advisors and that is not known to such recipient to be subject to confidentiality obligations.

“Debt Service Coverage Ratio” means, for the applicable period, for the Loan Parties and their Subsidiaries on a consolidated basis, the ratio of (i) EBITDA minus Cash Taxes minus distributions and dividends paid minus unfinanced Capital Expenditures to (ii) CMLTD plus Interest Expense paid.

“Debt Service Coverage Ratio (Borrower Group)” means, for the applicable period, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) EBITDA minus Cash Taxes minus distributions and dividends paid minus unfinanced Capital Expenditures to (ii) CMLTD plus Interest Expense paid.

“Default” means any event which with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.1.

“Designated Deposit Accounts” means the following deposit accounts ending with the following numbers and identified in Section 3 of the Disclosure Schedule: Bridgehampton National Bank:, xxx0431, xxx0456, xxx0480, xxx2759, xxx0577, Presidential Financial Corporation: xxx205, xxx208, xxx207, xxx209, Citibank, N.A, xxx838, and Wells Fargo Bank, National Association xxx5407.

“Dividend Payment Conditions” means, at the date of determination with respect to any specified payment contemplated by Section 5.27(i), that (a) no Default or Event of Default shall exist immediately before and after giving effect to such payment, (b) the Loan Party Obligors shall be in compliance with the financial covenants set forth in Section 5.28 both before and after (calculated on a pro forma basis after giving to such transaction), (c) both before, and after giving effect to such payment on a pro forma basis, Excess Availability is not be less than $1,000,000, (d) Borrower shall have provided Lender with evidence, reasonably satisfactory to Lender, that that all accounts payable are being paid in the ordinary course of Borrower’s business, and (e) prior to making such payment, Administrative Borrower shall certify to the Lender in writing that the foregoing conditions have and will be satisfied after the making of such payment.

Schedule B-3

“Dollars” or “$”means United States Dollars, lawful currency for the payment of public and private debts.

“E-Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“EBITDA” means, for the applicable period, as applicable pursuant to this Agreement, (1) the Parent and its Subsidiaries on a consolidated basis, and (2) the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income plus (b) Interest Expense deducted in the calculation of such Net Income plus (c) taxes on income, whether paid, payable or accrued, deducted in the calculation of such Net Income plus (d) depreciation expense deducted in the calculation of such Net Income plus (e) amortization expense deducted in the calculation of such Net Income plus (f) to the extent not capitalized, closing costs and expenses incurred in connection with this Agreement plus (g) stock based compensation expense that is non-cash deducted in the calculation of such Net Income.

“Eligible Account” means, at any time of determination, an Account owned by Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Lender in its Permitted Discretion (provided that, Lender may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Accounts and shall notify Borrower of such change promptly thereafter). An Account shall be deemed to meet the current general criteria if:

(i)          neither the Account Debtor nor any of its Affiliates is an Affiliate, creditor or supplier of any Loan Party or an Agent;

(ii)         it does not remain unpaid more than the number of days after the original invoice date set forth in Section 4(a) of Schedule A;

(iii)        the Account Debtor or its Affiliates are not past due the applicable dates referenced in clause (ii) above on more than 40% of all of the Accounts owing to Borrower by such Account Debtor or its Affiliates;

(iv)        all Accounts owing by the Account Debtor or its Affiliates do not represent more than 25% of all otherwise Eligible Accounts (provided that Accounts which are deemed to be ineligible solely by reason of this clause (iv) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed 25% of all otherwise Eligible Accounts);

(v)         no covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to such Account (including any of the representations set forth in Section 5.4) has been breached;

(vi)        the Account is not subject to any contra relationship, counterclaim, dispute or set-off, but such account shall only be ineligible to the extent of such contra relationship, counterclaim, dispute or set-off;

(vii)       the Account Debtor’s chief executive office or principal place of business is located (1) in the United States or (2) outside of the United States and such Account is insured pursuant to credit insurance or supported by a letter of credit, in each case, in form, substance and issued by a party satisfactory to Lender (a “Foreign Account”);

Schedule B-4

(viii)      it is absolutely owing to Borrower and does not arise from a sale on a bill-and-hold, guarantied sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or consist of progress billings;

(ix)         Lender shall have verified the Account in a manner satisfactory to Lender;

(x)          the Account Debtor is not the United States or any state or political subdivision (or any department, agency or instrumentality thereof), unless Borrower has complied with the Assignment of Claims Act of 1940 (31 U.S.C. 3727) or other applicable similar state or local law in a manner satisfactory to Lender;

(xi)         it is at all times subject to Lender’s duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien, and the goods giving rise to such Account (A) were not, at the time of sale, subject to any Lien except Permitted Liens and (B) have been sold by Borrower to the Account Debtor in the ordinary course of Borrower’s business and delivered to and accepted by the Account Debtor, or the services giving rise to such Account have been performed by Borrower and accepted by the Account Debtor in the ordinary course of Borrower’s business;

(xii)        the Account is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment;

(xiii)       the Account Debtor’s total indebtedness to Borrower does not exceed the amount of any credit limit established by Borrower or Lender and the Account Debtor is otherwise deemed to be creditworthy by Lender (provided that, Accounts which are deemed to be ineligible solely by reason of this clause (xiii), shall be considered Eligible Accounts to the extent the amount of such Accounts does not exceed the lower of such credit limits);

(xiv)      there are no facts or circumstances existing, or which could reasonably be anticipated to occur, which might result in any adverse change in the Account Debtor’s financial condition or impair or delay the collectability of all or any portion of such Account;

(xv)       Lender has been furnished with all documents and other information pertaining to such Account which Lender has requested, or which Borrower is obligated to deliver to Lender, pursuant to this Agreement;

(xvi)      Borrower has not made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (ii) above;

(xvii)     Borrower has not posted a surety or other bond in respect of the contract under which such Account arose;

(xviii)    the Account Debtor is not subject to any proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law;

(xix)       the Account does not constitute a Net Agent Account; and

(xx)        it has not been deemed ineligible by Lender in its Permitted Discretion.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party Obligor within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

Schedule B-5

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Eurocurrency Reserve Requirement” means, for any day as applied to a Loan bearing interest at the LIBOR Rate, the aggregate (without duplication) of the rates (expressed as a decimal rounded upward to the nearest 1/100th of 1%) as determined by Lender of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United States or other Governmental Authority, or any successor thereto, having jurisdiction with respect thereto) prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Availability” means the amount, as determined by Lender, calculated at any date, equal to the difference of (A) the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base minus (B) the outstanding balance of all Revolving Loans and the Letter of Credit Balance, provided that, if any of the Loan Limits for Revolving Loans is exceeded as of the date of calculation, then Excess Availability shall be zero.

“Excluded Collateral” means:

(a)          any rights or interest in any contract, agreement, lease, permit, license, or license agreement to which any Loan Party Obligor is a party, if under the terms of such contract, agreement, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, agreement, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, agreement, lease, permit, license, or license agreement has not been obtained (provided that, (i) the foregoing exclusions of this clause (a) shall in no way be construed (A) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, agreement, lease, permit, license, or license agreement and (ii) the foregoing exclusions of this clause (a) shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party Obligor in or to (1) monies due or to become due under or in connection with any described contract, agreement, lease, permit, license, license agreement, or equity interests (including, without limitation, any Accounts) or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, agreement, lease, permit, license, license agreement, or equity interests);

(b)          any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral;

(c)          any right, title, and interest of Parent in the equity interests of INDCO;

Schedule B-6

(d)          any assets of INDCO and its Subsidiaries; and

(e)          voting equity interests of any CFC, solely to the extent that such equity interests represent more than 65% of the outstanding voting equity interests of such CFC.

“Excluded Swap Obligations” means, with respect to any Loan Party, any guarantee of any Swap Obligations if, and only to the extent that and for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or other Recipient or required to be withheld or deducted from a payment to Lender or other Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or Taxes imposed as a result of a present connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document); (b) in the case of a Non-U.S. Recipient (as defined in Section 9(e)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Non-U.S. Recipient with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which Non-U.S. Recipient becomes a party to this Agreement or acquires a participation, except in each case to the extent that, pursuant to Section 9 amounts with respect to such Taxes were payable either to such Non-U.S. Recipient assignor (or Lender granting such participation) immediately before such assignment or grant of participation; (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 9(e) (except where the failure to comply with Section 9(e) was the result of a change in law, ruling, regulation, treaty, directive, or interpretation thereof by a Governmental Authority after the date the Recipient became a party to this Agreement or a Participant); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Reserve” means the Federal Reserve Bank of New York.

“First Merchants” means First Merchants Bank.

“First Merchants Subordination Agreement” means that certain subordination agreement dated as of the Closing Date by and among Parent, Lender and First Merchants.

“Fiscal Year” means the fiscal year of Borrower which ends on September 30 of each year.

“FMC” has the meaning set forth in Section 5.11.

“Funding Losses” has the meaning set forth in Section 2.6.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

Schedule B-7

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty,” “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, means (i) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such Indebtedness, liability or obligation, and (ii) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Guarantor Payment” has the meaning set forth in Section 8.10.

“INDCO” means Indco Acquisition Corp., Inc., a Tennessee corporation.

“Indebtedness” means (without duplication), with respect to any Person, (i) all obligations or liabilities, contingent or otherwise, for borrowed money, (ii) all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (iii) all liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables which are not ninety days past the invoice date incurred in the ordinary course of business, but including the maximum potential amount payable under any earn-out or similar obligations), (vi) all Capitalized Leases of such Person, (vii) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, or in respect of financial or other hedging obligations, (viii) all equity interests issued by such Person subject to repurchase or redemption at any time on or prior to the final scheduled Maturity Date, other than voluntary repurchases or redemptions that are at the sole option of such Person, (ix) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product, and (x) all Guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense” means, for the applicable period, as applicable pursuant to this Agreement, (1) the Parent and its Subsidiaries on a consolidated basis, and (2) the Borrower and its Subsidiaries on a consolidated basis, total interest expense (including interest attributable to Capitalized Leases in accordance with GAAP) and fees with respect to outstanding Indebtedness.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan), which shall be a Business Day, and ending 1, 2 or 3 months thereafter, provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

Schedule B-8

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102 of the UCC, (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Equity.

“Issuers” means the collective reference to each issuer of Investment Property.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Letters of Credit” has the meaning set forth in Section 1.1(a).

“Letter of Credit Balance” means the sum of (i) the aggregate undrawn face amount of all outstanding Letters of Credit and (ii) all interest, fees and costs due or, in Lender’s estimation, likely to become due in connection therewith.

“Letter of Credit Limit” means the amount set forth in Section 1(e) of Schedule A.

“LIBOR Deadline” has the meaning specified therefor in Section 2.6.

“LIBOR Notice” means a written notice in the form of Exhibit B.

“LIBOR Option” has the meaning specified therefor in Section 2.6.

“LIBOR Rate” means (a) the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement (and, if any such rate is below .75%, the LIBOR Rate shall be deemed to be .75%), which determination shall be made by Lender and shall be conclusive in the absence of manifest error, divided by (b) 1.00 minus the Eurocurrency Reserve Requirement then in effect.

“LIBOR Rate Loan” means, as of any date of determination, the portion of the Revolving Loans outstanding as of such date that bears interest at a rate estimated by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 2.50%.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning set forth in Section 2.4.

“Loan Documents” means, collectively, this Agreement and all notes, guaranties, security agreements, mortgages, certificates, landlord’s agreements, First Merchants Subordination Agreement, Lock Box and Blocked Account agreements and all other agreements, documents and instruments now or hereafter executed or delivered by Borrower, any Loan Party, or any Other Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

Schedule B-9

“Loan Guaranty” means Section 8 of this Agreement.

“Loan Limits” means, collectively, the Loan Limits for Revolving Loans and Letters of Credit set forth in Section 1 of Schedule A and all other limits on the amount of Loans and Letters of Credit set forth in this Agreement.

“Loan Party” means, individually, Parent, Borrower, or any Subsidiary; and “Loan Parties” means, collectively, Parent, Borrower and all Subsidiaries; provided however, excluding INDCO and its Subsidiaries.

“Loan Party Obligor” means, individually, Borrower or any Obligor that is a Loan Party and party to this Agreement; and “Loan Party Obligors” means, collectively, Borrower and each Obligor that is a Loan Party and party to this Agreement.

“Loans” means, collectively, the Revolving Loans and any term loan.

“Lock Box” has the meaning set forth in Section 4.1.

“Material Adverse Effect” means any event, act, omission, condition or circumstance which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or condition, financial or otherwise, of the Loan Party Obligors, taken as a whole, (b) the ability of the Loan Party Obligors, taken as a whole, to perform any of their obligations under any of the Loan Documents, or (c) the validity or enforceability of, or Lender’s rights and remedies under, any of the Loan Documents.

“Material Contract” means has the meaning set forth in Section 5.18.

“Maturity Date” means the date set forth in Section 6 of Schedule A, as such date may be accelerated in accordance with the terms of this Agreement.

“Maximum Lawful Rate” has the meaning set forth in Section 2.5.

“Maximum Liability” has the meaning set forth in Section 8.9.

“Maximum Revolving Facility Amount” means the amount set forth in Section 1(a) of Schedule A.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Agent Account” means an account owed by a “agent” being a third-party domestic or foreign, non-vessel operating common carrier, a freight forwarder, customs broker, or other service provider with whom a Borrower contracts to perform certain services for such Borrower related to the delivery of freight.

“Net Income” means, for the applicable period, as applicable pursuant to this Agreement, (1) the Parent and its Subsidiaries on a consolidated basis, and (2) the Borrower and its Subsidiaries on a consolidated basis, the net income (or loss) of such Persons, for such period, excluding any gains or non-cash losses from dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations, in each case of such Persons, for such period.

“Non-Paying Guarantor” has the meaning set forth in Section 8.10.

Schedule B-10

“Non-U.S. Recipient” has the meaning set forth in Section 9(e)(ii).

“Notice of Borrowing” has the meaning set forth in Section 1.4.

“Oaxaca” means Oaxaca Group LLC, a Delaware limited liability company.

“Oaxaca SPA” means that certain Securities Purchase Agreement dated October 6, 2013 between Parent, as issuer, and Oaxaca as the “Investor”.

“Oaxaca Warrant” means the “Warrant” as defined in the Oaxaca SPA, in effect as of the Closing Date in favor of Oaxaca to purchase 250,000 shares of common stock of the Parent on the terms and conditions set forth therein.

“Obligations” means all present and future Loans, advances, debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any Loan Party Obligor to Lender, whether evidenced by this Agreement, any other Loan Document or otherwise, whether arising from extensions of credit, opening of Letters of Credit, credit cards, debit cards, cash management or related services, treasury management, guarantees, indemnities or otherwise, whether direct or indirect, whether absolute or contingent, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute, provided that Obligations of any Loan Party Obligor shall not include (i) any Excluded Swap Obligations of such Loan Party Obligor, and (ii) any of the foregoing obligations which are acquired by assignment or any participation by Lender in any Loan Party Obligor’s indebtedness to others and unrelated to the Obligations under the Loan Documents.

“Obligor” means any guarantor, endorser, acceptor, surety or other Person liable on, or with respect to, any of the Obligations or who is the owner of any property which is security for any of the Obligations, other than Borrower.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organic Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other similar governance document of such Person.

“Other Obligor” means any Obligor other than any Loan Party Obligor.

“Other Taxes” means all present or future stamp, court or documentary, property, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 10.10.

“Patriot Act” has the meaning set forth in Section 5.24

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430,431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

Schedule B-11

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party Obligor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by Borrower of all or substantially all the assets of, or all the equity interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default then exists or would arise from the consummation of such acquisition, (b) the business acquired in connection with such acquisition is (i) located in the United States or Canada, (ii) organized under the laws of any state of the United States or the District of Columbia or any province of Canada, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which Borrower is engaged on the date hereof and any business activities that are substantially similar, related, or incidental thereto; (c) the aggregate consideration for all such acquisitions occurring during any Fiscal Year shall not exceed $2,500,000 in the aggregate; (d) any Person so acquired or any new Subsidiary formed in connection with such acquisition shall promptly become a Loan Party Obligor pursuant to documentation and other requirements reasonably acceptable to Lender, and Lender shall have a first priority security interest in all of the assets of such Person, and the Lender shall have received such reasonable documentation in connection therewith, including, opinions, certificates and Organic Documents with respect to such Person; (e) such acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition shall violate applicable law; (f) the legal structure of such acquisition shall be acceptable to Lender in its Permitted Discretion, (g) after giving effect to the acquisition, if the acquisition is an acquisition of the equity interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the equity interests in the Person being acquired and shall control a majority of any voting interests or shall otherwise control the governance of the Person being acquired, (h) the Administrative Borrower shall have furnished the Lender with thirty (30) days’ prior written notice of such intended acquisition and shall have furnished the Lender with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Party Obligors in connection with such acquisition, appropriate financial statements of the Person which is the subject of such acquisition, pro forma projected financial statements for the twelve (12) month period following such acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a consolidated basis with all Loan Party Obligors), and such other information as the Lender may reasonably require, all of which shall be reasonably satisfactory to the Agent; (i) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws; and (j) the Restricted Payment Conditions are satisfied.

“Permitted Discretion” means a determination made in the exercise of reasonable business judgment (from the perspective of an asset based lender).

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) so long as no Default or Event of Default shall have occurred and be continuing, other sales or dispositions of Equipment not to exceed $150,000 in the aggregate during any 12 consecutive-month period, (c) sales of Inventory to buyers in the ordinary course of business, and (d) the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents.

“Permitted Dividends” means (i) dividends payable solely in capital stock or other equity interests of such Loan Party and dividends and distributions to Borrower; (ii) dividends or distributions to Parent to permit Parent to pay federal, state and local income taxes then due and owing by Parent; and (iii) in addition to the dividends and distributions permitted by clause (ii) above, dividends or distributions by Borrower to Parent so long as the Dividend Payment Conditions are satisfied.

Schedule B-12

“Permitted Indebtedness” means: (a) the Obligations; (b) the Indebtedness existing on the date hereof described in Section 6 of the Disclosure Schedule, in each case along with extensions, refinancings, modifications, amendments and restatements thereof, provided that (i) the principal amount thereof is not increased, (ii) if such Indebtedness is subordinated to any or all of the Obligations, the applicable subordination terms shall not be modified without the prior written consent of Lender, and (iii) the terms thereof are not modified to impose more burdensome terms upon any Loan Party; (c) Capitalized Leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $100,000 at any time outstanding; (d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (e) guaranty obligations permitted hereunder; (f) obligations in respect of performance bonds or sureties incurred in the ordinary course of business; and (g) Indebtedness between and among Loan Party Obligors not to exceed $500,000 in the aggregate any one time.

“Permitted Liens” means (a) purchase money security interests in specific items of Equipment securing Permitted Indebtedness described under clause (c) of the definition of Permitted Indebtedness; (b) Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such Lien) for which adequate reserves in accordance with GAAP are being maintained, provided the same have no priority over any of Lender’s security interests; (c) Liens of materialmen, mechanics, carriers, or other similar Liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such Lien) for which adequate reserves in accordance with GAAP are being maintained; (d) Liens which constitute banker’s Liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to any Loan Party); (e) cash deposits or pledges to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; and (f) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the any Lien listed above.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any such plan to which any Loan Party Obligor (or with respect to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

“Pledged Equity” means the equity interests (other than those of Parent) listed on Sections 1(f) and 1(g) of the Disclosure Schedule, together with any other equity interests, certificates, options, or rights or instruments of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Loan Party Obligor while this Agreement is in effect, and including to the extent attributable to, or otherwise related to, such pledged equity interests, all of such Loan Party Obligor’s (i) interests in the profits and losses of each Issuer, (ii) rights and interests to receive distributions of each Issuer’s assets and properties, and (iii) rights and interests, if any, to participate in the management of each Issuer related to such pledged equity interests, provided, however that no more than 65% of the voting equity interests of any CFC shall be deemed to be Pledged Equity.

“Protective Advances” has the meaning set forth in Section 1.3.

“Recipient” means Lender, Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party Obligor under this Agreement or any other Loan Document, as applicable.

“Register” has the meaning set forth in Section 10.9(a).

Schedule B-13

“Released Parties” has the meaning set forth in Section 6.1.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reserves” has the meaning set forth in Section 1.2.

“Restricted Accounts” means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Party Obligors (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, or (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan.

“Restricted Payment Conditions” means, with respect to any applicable transaction, (a) no Default or Event of Default shall exist immediately before and after giving effect to such transaction, (b) the Loan Party Obligors shall be in compliance with the financial covenants (calculated on a pro forma basis after giving to such transaction) set forth in Section 5.28, and (c) Excess Availability for each of the thirty (30) days immediately preceding such transaction and for each of the thirty days immediately following such transaction (calculated on a pro forma basis after giving effect to such transaction), is not less than $1,000,000.

“Revolving Loans” has the meaning set forth in Section 1.1(a).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Securities Act” means the Securities of Act of 1933, as amended.

“Stated Rate” has the meaning set forth in Section 2.5.

“Subsidiary” means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other equity interest at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“Swap Obligation” with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all of the Obligations have been paid in full in cash and all of Lender’s lending commitments under this Agreement and under each of the other Loan Documents have been terminated.

“Total Liabilities” means, as of any date of determination, liabilities of the Loan Party Obligors on a consolidated basis minus Indebtedness of the Loan Party Obligors subordinated to the Obligations on terms and conditions satisfactory to Lender.

Schedule B-14

“UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York or such other applicable jurisdiction.

“United States” means United States of America.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party at “fair value,” as defined therein.

Notwithstanding anything to the contrary contained in the paragraph above or the definitions of Capital Expenditures or Capitalized Leases, in the event of a change in GAAP after the Closing Date requiring all leases to be capitalized, only those leases (assuming for purposes of this paragraph that they were in existence on the Closing Date) that would constitute Capitalized Leases on the Closing Date shall be considered Capital Leases (and all other such leases shall constitute operating leases) and all calculations and deliverables under this Agreement or the other Loan Documents shall be made in accordance therewith (other than the financial statements delivered pursuant to this Agreement, provided that all such financial statements delivered to Lender in accordance with the terms of this Agreement after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

References in this Agreement to “Articles,” “Sections,” “Annexes,” “Exhibits” or “Schedules” shall be to Articles. Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation,” “or” shall be construed to mean “and/or.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Party Obligors under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document (i) shall include all schedules, exhibits, annexes and other attachments thereto and (ii) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Schedule B-15

Schedule C

(i) Within 60 days of the Closing Date, close all Deposit Accounts other than with Lender and provide Lender satisfactory evidence thereof and establish all cash management with Lender; [OTHER POST-CLOSING ITEMS TO BE ADDED, TO THE EXTENT AGREED TO BY LENDER].

Schedule C-1

Schedule D

Fees

(a)          Closing Fee. A closing fee equal to $50,000 (the “Closing Fee”), which Closing Fee shall be deemed to be fully earned and payable as of the Closing Date

(b)          Collateral Monitoring Fee. A monthly collateral monitoring fee of $1,000 per month until the Termination Date (the “Collateral Monitoring Fee”), which shall be due and payable monthly in arrears on the first day of each month, commencing on November 1, 2017.

(c)          Unused Line Fee. An unused line fee (the “Unused Line Fee”) equal to 0.25% per annum of the amount by which the Maximum Revolving Facility Amount, calculated without giving effect to any Reserves or Availability Block, if applied to the Maximum Revolving Facility Amount, exceeds the average daily outstanding principal balance of the Revolving Loans and the Letter of Credit Balance during the immediately preceding month (or part thereof), which each such fee shall be deemed to be fully earned and payable, in arrears, on the first day of each month commencing November 1, 2017, until the Termination Date.

(d)          Letter of Credit Fees. A fee equal to the LIBOR Rate Margin times the average daily face amount of each Letter of Credit (the “Letter of Credit Fees”), which (i) each such fee shall be deemed to be fully earned and payable, in arrears, on the first day of each month commencing November 1, 2017, until the Termination Date, (ii) applicable fronting fees, and (iii) all customary charges associated with the issuance, amendment, negotiation, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. Upon the occurrence of an Event of Default, the fee payable under this clause (i) shall be increased by 3.0% per annum.

(e)          Early Termination Fee. In the event of any early termination of the Loan facilities hereunder pursuant to Section 1.8 or upon the acceleration of the Obligations pursuant to the provisions of Section 7.2, in addition to the payment of the subject principal amount and the other amounts required pursuant to Section 1.8 or Section 7.2, Borrower shall pay to Lender an early termination fee (the “Early Termination Fee”) of (i) 2.0% of the Maximum Revolving Facility Amount, if such termination occurs on or before the first anniversary of the Closing Date, (ii) 1.0% of the Maximum Revolving Facility Amount, if such termination occurs after the first anniversary of the Closing Date, but on or before the second anniversary of the Closing Date, or (iii) 0.0% of the Maximum Revolving Facility Amount, if such termination occurs after the second anniversary of the Closing Date. For the avoidance of doubt, for purposes of calculating the Early Termination Fee, the amount of the Maximum Revolving Facility Amount shall be determined without giving effect to any Availability Block, Reserves, or any other reduction in the Maximum Revolving Facility Amount.

Schedule D-1

Schedule E

Provide Lender with each of the documents set forth below at the following times in form satisfactory to Lender:

Twice per month, on the 5th Business Day after the 15th of each month and last day of each month (as of the 15th day of such month and the prior month end, respectively)

(a) a completed and signed Borrowing Base certificate in the form provided to Borrower by Lender prior to the date hereof,

(b) a roll-forward with supporting details with respect to Borrower’s Accounts (delivered electronically in an acceptable format).

(c) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s Accounts,

(d) a detailed aging, by total, of Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

Monthly, no later than 5th Business Day after the 15th day of each month (as of such 15th day)

(e) a summary aging, by vendor, of each Loan Party Obligor’s accounts payable and any book overdraft and an aging, by vendor, of any held checks (delivered electronically in an acceptable format),

(f) a monthly Account roll-forward with respect to Borrower’s Accounts, in a format reasonably acceptable to Lender, tied to the beginning and ending Account balances of Borrower’s general ledger (delivered electronically in an acceptable format),

Quarterly, no later than the 5th Business Day after each quarter end (as of such quarter end)	(g) a report regarding each Loan Party Obligor’s accrued, but unpaid, ad valorem taxes,

Schedule E-1

Annually, on the 15th day of each January (as of the prior Fiscal Year end)

(h) a detailed list of each Loan Party Obligor’s customers, with address and contact information,

(i) a detailed list of each Loan Party Obligor’s vendors, with address and contact information,

(j) an updated Disclosure Schedule, true and correct in all material respects as of the date of delivery, accompanied by a certificate executed by an officer of Borrower in a form reasonably acceptable to Lender (it being understood and agreed that no such update shall serve to cure any existing Event of Default, including any Event of Default resulting from any failure to provide any such disclosure to Lender on an earlier date or any breach of any earlier made representation and/or warranty), and

Schedule E-2

Schedule F

Financial Covenant

Minimum Debt Service Coverage Ratio. Loan Party Obligors shall not permit the Debt Service Coverage Ratio to be less than 1.1:1.0 for each Covenant Compliance Period, commencing with the fiscal quarter ending December 31, 2017, calculated on an actual trailing four (4) quarter basis, provided, however, for the first, second and third Covenant Compliance Periods after the Closing Date (i.e. December 31, 2017, March 31, 2018 and June 30, 2018), the Debt Service Coverage Ratio shall be calculated on a rolling three (3) month, six (6) month and nine (9) month basis.

Minimum Debt Service Coverage Ratio (Borrower Group). Borrower shall not permit the Debt Service Coverage Ratio (Borrower Group) to be less than 1.1:1.0 for each Covenant Compliance Period, commencing with the fiscal quarter ending December 31, 2017, calculated on an actual trailing four (4) quarter basis, provided, however, for the first, second and third Covenant Compliance Periods after the Closing Date (i.e. December 31, 2017, March 31, 2018 and June 30, 2018), the Debt Service Coverage Ratio shall be calculated on a rolling three (3) month, six (6) month and nine (9) month basis,

Schedule F-1

Schedule G

Additional Conditions Precedent

The closing and initial funding of the initial Revolving Loans will be subject to the following additional conditions precedent:

(i)          Satisfactory evidence that the Borrowers are paying account payables within terms.

(ii)         The Lender shall have received an updated Borrowing Base certificate.

(iii)        Excess Availability shall be no less than $750,000 at the time of closing. For purposes of calculating the foregoing, such amount may include any cash maintained on deposit at the Lender (other than the Seller Debt Payment Reserve, defined below); provided, however, for purposes of calculating Excess Availability as of the Closing Date only, such amount may include any cash maintained on deposit with the Lender provided that such cash is free and clear of all Liens except a Lien solely in favor of the Lender.

(iv)        All documents and instruments required to perfect the Lender’s security interest in the Collateral shall have been executed, delivered and in form for filing, and the Lender’s liens on the Collateral shall have been perfected, as contemplated by the security documents for the Senior Secured Credit Facility; provided that to the extent a Lien on any Collateral (other than assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and the delivery of stock certificates) is not or cannot be perfected on the Closing Date after Lender’s use of commercially reasonable efforts to do so or without undue burden or expense, the perfection of such Lien shall not constitute a condition precedent to the initial availability of the Senior Secured Credit Facility on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (subject to extensions by the Lender in its sole reasonable discretion).

(v)         The Lender shall have received information relating to the insurance coverage. The insurance certificates and endorsements shall (a) name the Lender, on behalf of the secured parties, as lender loss payee and/or additional insured, its successors and/or assigns, as its interest may appear and (b) otherwise meet the requirements set forth in this Agreement.

(vi)         The Lender, Parent and First Merchant shall have executed the First Merchant Subordination Agreement.

(vii)       The remaining “seller indebtedness” in the approximate amount of $500,000 shall have been paid prior to the Closing Date (the “Seller Debt Payment”) or if not paid, either at the Lender’s election (a) the establishment of an availability block or (b) a cash account in the amount of $500,000 shall be established at the Lender on the Closing Date (the “Seller Debt Payment Reserve), and the holder of the seller indebtedness shall have entered into a subordination agreement for the existing seller debt satisfactory to the Lender.

(viii)      The Lender shall have entered into such Blocked Accounts with such institutions as the Lender may determine.

Schedule G-1